Exhibit 10.1

JOINT VENTURE AGREEMENT

This Joint Venture Agreement (this “Agreement”) is made and entered into as of this 24st day of September, 2012 by and between CoroWare, Inc. a Delaware corporation, having its principal offices at1410 Market Street, Suite 200, Kirkland, Washington 98033 (together with its Affiliates, “COROWARE”) and Lucas Snyder, a private investor and a managing partner of Snyder Construction Consulting, whose address is 10823 Hampton Mill Terrace, #350, Rockville, Maryland 20852 (“SNYDER”) whose names are set forth on the signature page of this Agreement, COROWARE and SNYDER being herein together referred to as the “Parties.”

RECITALS

WHEREAS, the Parties desire to create a new limited liability company under the name of ARICON, LLC and under the jurisdiction of the State of North Carolina (the “Company”), for the purpose of developing unique and compelling mobile robots, software applications, and professional services that will help construction company customers design, build and operate properties more efficiently (the “Joint Venture”), and in furtherance thereof, agree on COROWARE’s and SNYDER’s contribution of certain assets to the Company, and, immediately following the contribution of such assets to the Company, on the contribution of cash, if any, to the Company by each of COROWARE and SNYDER;

WHEREAS, in order to achieve such objectives, the Parties desire to effectuate the Joint Venture and to form the Company by causing a Certificate of Formation with the Secretary of State in substantially the form attached hereto as Exhibit A (the “Certificate”) to be filed and entering into this Agreement and the other Transaction Agreements, the Closing of such agreements to constitute one single, integrated transaction;

WHEREAS, the Parties would not have entered into this Agreement nor any other Transaction Agreement but for the other Party’s agreement to be duly bound by the other Transaction Agreements; and

WHEREAS, the Parties desire to clarify the governance and operation of the Joint Venture and the mechanics of the closing of the Transactions (as defined below).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

In addition to terms defined throughout this Agreement, the following capitalized terms shall have the corresponding meanings as used in this Agreement:

1.1	“Affiliate” means any corporation or other business entity that controls, is controlled by, or is under common control with a Party, for so long as such control exists. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls at least seventy five percent (75%) of the outstanding shares or other voting rights of the other corporation or entity having the right to elect directors or the power to direct or cause the direction of the management and policies of the corporation or non-corporate business entity, as applicable, whether through the ownership or control of voting securities, by contract or otherwise.
1.2	“Asset Contribution Agreement” means the asset contribution agreement substantially in the form attached hereto as Exhibit B.

1.3	“Board” means the board of directors of a corporation or equivalent group of a legal entity.
1.4	“Business” has the meaning assigned to it in the Asset Contribution Agreement.
1.5	“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks are authorized or required by Legal Requirement to remain closed.
1.6	“Closing Date” means the date on which the Transaction is consummated in accordance with Article 3 and Article 6, which in any event shall be no later than (a) the second Business Day following the first date that the conditions set forth in Article 6 are satisfied or waived (other than those to be specifically delivered at Closing) or (b) such other date as the Parties mutually agree.
1.7	“Code” means the Internal Revenue Code of 1986, as amended.

1.8	“Confidential Information” means all confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, programs, product concepts, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.
1.9	“Contributed Assets” has the meaning assigned to it in Paragraph 1. of the Asset Contribution Agreement.
1.10	“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).
1.11	“Contract” means any binding agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied).
1.12	“NCLLCA” means the North Carolina Limited Liability Company Act.
1.13	“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset (except as imposed by any Legal Requirement, or, in the case of a license, by the terms of the license) and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) other than Permitted Encumbrances.
1.14	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
1.15	“GAAP” means U.S. generally accepted accounting principles as in effect on the date hereof.
1.16	[omitted]
1.17	“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, unit, or body and any court or other legal tribunal); (d) any governmental multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.
1.18	“Intellectual Property” has the meaning assigned to it in the Asset Contribution Agreement.
1.19	[omitted]
1.20	“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination or decision that has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
1.21	“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.
1.22	“Order” means any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.
1.23	[omitted]
1.24	“Proceeding” means any action, suit, complaint, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.
1.25	The “Unit Subscription Agreement” means the unit purchase agreement in substantially the form attached hereto as Exhibit C.
1.26	“SEC” means the Securities and Exchange Commission.
1.27	“Public Company Subsidiary” means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 51% of the voting stock or other equity interest is owned directly or indirectly by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.
1.29	“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.
1.30	“Tax Authority” means any Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).
1.31	[omitted]
1.32	“Third Party” means any entity other than the Parties.
1.33	“Transaction Agreements” means collectively (a) this Agreement; (b) Asset Contribution Agreement; (c) Subscription Agreement; (d) Operating Agreement.
1.34	“Transactions” means, collectively, the transactions contemplated by the Transaction Agreements.

ARTICLE 2

THE	JOINT VENTURE
2.1	Formation of the Company. COROWARE shall cause to be filed on or prior to the Closing Date with the Secretary of the State of North Carolina the Certificate. The expenses of forming the Company, including the reasonable legal and other expenses related thereto but, for the avoidance of doubt, excluding any legal and other expenses incurred by the Parties in connection with the negotiation and effectuation of the Transaction Agreements, shall be borne by the Company.
2.2	Operation of the Company. The Parties hereby agree jointly to develop and operate the Company in accordance with the Transaction Agreements. The purpose of the Company shall be to develop and market unique and compelling mobile robots, software applications, and professional services that will help construction company customers design, build and operate properties more efficiently.
2.3	Company Governance. In connection with the formation of the Company, the Parties shall cause the Operating Agreement, in substantially the form attached hereto as Exhibit A.1 (the “Operating Agreement”) and the minutes of the initial meeting of the Company’s managers (the “Managers”) (or action by unanimous written consent of the Members covering substantially similar matters), in substantially the form attached hereto as Exhibit A.2, to be adopted as the Operating Agreement and minutes of the Company.

ARTICLE 3

THE CLOSING

3.1	Time and Place of Closing. The closing of the Transactions (the “Closing”) shall take place remotely via the exchange of documents and signatures on the Closing Date at such place as the Parties mutually agree upon in writing but in no event later than _September 24________, 2012.
3.2	Closing Deliverables by COROWARE. At the Closing, COROWARE shall deliver the following items duly executed, as applicable:
(a)	Officer’s Certificate. A certificate executed on behalf of COROWARE by an officer of COROWARE, dated as of the Closing Date, certifying as to:
(i)	the accuracy of the provisions set forth in Sections 6.1(a), (b), and (c);

(ii)	resolutions of COROWARE’s Board authorizing the execution, delivery and performance of this Agreement and of all other Transaction Agreements; and
(iii)	incumbency of COROWARE’s officers executing this Agreement and all other Transaction Agreements.
(b)	Transaction Agreements. All Transaction Agreements to which it is a party.
3.3	Closing Deliverables and Funding by COROWARE and SNYDER. At the Closing, each of COROWARE and SNYDER shall execute and deliver all Transaction Agreements to which he or she is a party. Each of COROWARE and SNYDER shall contribute funding to the Company to the extent so required under the Transaction Documents in a manner agreed upon by the Parties in advance of the Closing.
3.4	Closing Deliverables by the Company. At the Closing, the Parties hereto shall cause the Company to execute and deliver all Transaction Agreements to which the Company is a party.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Except with respect to COROWARE, as disclosed in the reports, schedules, forms, statements and other documents filed with the SEC, each Party (the “Representing Party”) hereby represents and warrants to the other Parties as follows:

4.1	Representations and Warranties of COROWARE. COROWARE represents as follows:
(a)	Organization and Qualification. COROWARE is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

(b)	Authority. COROWARE has all necessary power and authority to execute and deliver this Agreement and the other Transaction Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation by COROWARE of the Transactions have been duly and validly authorized by all requisite corporate action and no other corporate proceedings on the part of COROWARE are necessary to authorize this Agreement or the other Transaction Agreements or to consummate the Transactions. This Agreement has been, and at Closing the other Transaction Agreements will be, duly and validly executed and delivered by COROWARE and constitutes, and at Closing the other Transaction Agreements will constitute, the legal, valid and binding obligations of COROWARE, enforceable against it in accordance with their respective terms,.
(c)	Board Approval. COROWARE’s Board has (i) approved this Agreement, and (ii) determined that the Transactions are in the best interests of the stockholders of COROWARE.
4.2	Representations and Warranties of COROWARE and SNYDER. Each of COROWARE and SNYDER represents and warrants as follows:
(a)	Accredited Investor. He, she or it is an “accredited investor” as such term is defined in Regulation D under the Securities Act of 1933, as amended.
(b)	Investment. He, she or it is taking an interest in the Joint Venture (in the form of LLC membership units as more fully described in the Operating Agreement) for his, her or its own account for investment and not with a view toward resale or distribution thereof, nor with any present intention, agreement or obligation to distribute, sell or otherwise dispose of the same.
(c)	Suitability. It understands and has fully considered the risks of investing in the Joint Venture (or accepting an equity interest in the Joint Venture in lieu of cash in exchange for services) and confirms that (i) this investment is suitable only for an investor who is able to bear the economic consequences of losing its entire investment, (ii) the Company is an early-stage enterprise with no operating history; (iii) equity in the Joint Venture is a speculative investment which involves a high degree of risk of loss of the entire investment, and (iv) there are substantial restrictions on the transferability of, and there will be no public market for, the membership units in the Joint Venture, and accordingly, it may not be possible to liquidate its investment in case of emergency.
(d).	Lack of Liquidity. He, she or it is able (i) to bear the economic risk of this investment, (ii) to hold the equity in the Joint Venture for an indefinite period of time, and (iii) presently to afford a complete loss of its investment.
(e).	Knowledge and Experience. He, she or it has such knowledge and experience in financial and business matters that he, she or it is capable of evaluating the merits and risks of an investment in the Joint Venture and of making an informed investment decision.

ARTICLE 5

COVENANTS

During the time period from the date of this Agreement until the earlier to occur of the (a) Closing Date and (b) the termination of this Agreement in accordance with the provisions of Article 7 hereof, the Parties covenant and agree as follows:

5.1	COROWARE’s Maintenance of the Contributed Assets. Except as required by applicable Legal Requirements, or as otherwise provided for hereby or by the other Transaction Agreements, COROWARE covenants not to:

(a)	Sell, transfer, lease, out-license or otherwise encumber any of the Contributed Assets or any assets that would limit, reduce or restrict the Intellectual Property to be assigned or licensed to the Company under the Asset Contribution Agreement except in the ordinary course of its business; or
(b)	Enter into any agreements or commitments relating to the Contributed Assets with another person, except on commercially reasonable terms in the ordinary course of business.

5.2	Litigation. COROWARE will (a) notify the Company in writing promptly after having knowledge of any action, suit, arbitration, mediation, proceeding, claim, or investigation by or before any Governmental Authority or arbitrator initiated by or against it which affects the Intellectual Property or the Contributed Assets.
5.3	Confidentiality.
(a)	Confidentiality Obligations. Subject to paragraph (b) below and except to the extent otherwise expressly authorized by the Transaction Agreements or otherwise agreed to in writing by the applicable Parties, each Party shall keep confidential and shall not publish or otherwise disclose, nor use for any purpose other than for the purpose of exercising its rights or performing its obligations under this Agreement or any other Transaction Agreement, any Confidential Information of any other Party hereto. Confidential Information of a Party shall consist of any Confidential Information disclosed by such Party to another Party under this Agreement or any other Transaction Agreement. Notwithstanding any of the foregoing to the contrary, Confidential Information shall not include any information that:
(i)	was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure to such Party;
(ii)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to a Party hereunder;
(iii)	became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of any receiving Party in breach of this Agreement or any other Transaction Agreement;
(iv)	was independently discovered or developed by such Party without reference to or use of Confidential Information of another Party, as demonstrated by documented evidence; or
(v)	was disclosed to such Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), by a Third Party who had no obligation not to disclose such information to others.

The obligations set forth in this Section 5.3(a) shall remain in effect during the term of this Agreement or for two (2) years following termination of this Agreement.

(b)	Authorized Disclosure. Except as expressly provided otherwise in the Transaction Agreements, each Party may use and disclose Confidential Information of the other Parties as follows:
(i)	under appropriate confidentiality provisions substantially equivalent to those in this Agreement: (A) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under the Transaction Agreements, and (B) to the extent such disclosure is reasonably necessary or useful in conducting activities under the Joint Venture;

(ii)	to the extent such disclosure is reasonably necessary in prosecuting or maintaining any patent or other Intellectual Property in accordance with the Transaction Agreements, (prosecuting or defending litigation related to the Transaction Agreements, complying with applicable governmental regulations with respect to performance under the Transaction Agreements (including to comply with the applicable rules of any public stock exchange upon which the stock of such Party or its Affiliate is listed), making any regulatory filings, otherwise obtaining marketing approvals or fulfilling post-marketing approval obligations for products that are the subject a Transaction Agreement, or otherwise required by applicable Legal Requirements; provided, however, that if a Party is required by applicable Legal Requirements or court order to make any such disclosure of another Party’s Confidential Information such Party will give reasonable advance notice to such other Party of such disclosure requirement and, in each of the foregoing, (but not to the extent inappropriate in the case of prosecution and maintenance of patents), will use its reasonable efforts to seek confidential treatment of such Confidential Information required to be disclosed;

(iii)	in communication with advisors (including financial advisors, lawyers and accountants) or actual or bona fide potential investors or acquirers, or actual or bona fide potential licensees or sublicensees related to products that are the subject of the Transaction Agreements, or approved or permitted contractors, service providers, vendors and the like used (or to be used) in connection with activities under any Transaction Agreement, each on a need to know basis, and in each case under standard confidentiality obligations (subject to the allowances for term of confidentiality provided in subsection (i) above), or (iv) to the extent mutually agreed to by the Parties. In addition to the foregoing, with respect to complying with the disclosure requirements of the SEC or similar regulatory bodies or the rules of an applicable public stock exchange, in connection with any required disclosure of material information related to this Agreement, the Parties shall consult with one another concerning the information to be disclosed where practicable.
(c)	Press Release. Notwithstanding the foregoing, the Parties shall agree upon and release a mutually agreed press release or press releases to announce the execution of the Transaction Agreements in substantially the forms attached hereto as Exhibit C; thereafter, the Parties may each disclose to Third Parties the information contained in such press release s without the need for further approval by the others. The Parties acknowledge that COROWARE will file a Current Report on Form 8-K with the SEC and will attach this Agreement and other Transaction Agreements as exhibits to such report.
(d)	Use of Confidential Information. The Parties agree that no Party hereto shall use, either directly or indirectly through a Third Party, Confidential Information of another Party in any way which would compete with or operate to the detriment of, such other Party except as specifically authorized in this Agreement or the Transaction Agreements.
5.4	Satisfaction of Conditions Precedent. The Parties will use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 6 promptly as reasonably possible and will use commercially reasonable efforts to cause the Transactions to be consummated as promptly as reasonably possible.
5.5	Tax Matters. It is the intent of the Parties that the Company shall be organized and operated as a “partnership” for federal, state and local income and franchise Tax purposes. In accordance therewith, (i) the Parties shall not file any election with any Tax Authority to have the Company treated otherwise, and (ii) each Party hereby represents, covenants, and warrants that it shall not maintain a position inconsistent with such treatment.

ARTICLE 6

CONDITIONS TO CLOSING

The obligations of each of the Parties to consummate the Transactions are subject to the fulfillment or satisfaction, on and as of the Closing Date, of each of the following conditions (any one or more of which may be waived in a writing executed by each of the counter Parties).

6.1	Conditions Precedent to Obligations of COROWARE and SNYDER. The obligations of COROWARE and SNYDER to consummate the Transactions are subject to the satisfaction of the following conditions, unless waived in writing:
(a)	Representations and Warranties. The representations and warranties of COROWARE set forth in this Agreement and in the forms of the Transaction Agreements shall be true and correct in all material respects.
(b)	Performance of Obligations. COROWARE shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement and in the forms of the Transaction Agreements to be delivered by COROWARE under this Agreement as attached to this Agreement on the date hereof, on or prior to the Closing Date.
(c)	Legal Requirements. No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Transactions at the Closing,
(d)	Deliveries. COROWARE shall have delivered all of the closing documents and agreements set forth in Section 3.2 hereof.

6.2	Conditions Precedent to Obligations of COROWARE. The obligations of COROWARE to consummate the Transactions are subject to the satisfaction of the following conditions, unless waived by COROWARE in writing:
(a)	Representations and Warranties. The representations and warranties of COROWARE and SNYDER set forth in this Agreement and in the forms of the Transaction Agreements shall be true and correct as of the Closing Date. .
(b)	Legal Requirements. No Legal Requirement shall be in effect which prohibits or makes illegal the consummation of the Transactions at the Closing, and no Proceeding is pending or threatened in writing by a Governmental Authority which is reasonably likely to result in a Legal Requirement having such an effect.
(c)	Deliveries. Each of COROWARE and SNYDER shall have delivered all of the closing documents and agreements set forth in Section 3.3 hereof.

ARTICLE 7

TERMINATION

7.1	Voluntary Termination. This Agreement may be terminated at any time before the Closing by the mutual written consent of the Individual Parties and COROWARE.
7.2	Automatic Termination. If the Closing has not occurred on or prior to October 5, 2012 or has not been extended to a specified date thereafter by mutual agreement of the Parties, then this Agreement shall terminate automatically and be of no further force or effect.

ARTICLE 8

MISCELLANEOUS

11.1	Governing Law. This Agreement and any dispute arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the substantive laws of the State of North Carolina, without reference to conflicts of laws principles that would result in laws of a jurisdiction other then the State of North Carolina governing. Notwithstanding the above, any dispute regarding validity or enforceability of any patent shall be governed by the patent laws of the jurisdiction in which such patent was issued solely for the purpose of resolution of the dispute as to validity and enforceability.
11.2	Assignment. Except as provided in Section 11.3, this Agreement shall not be assignable or otherwise transferred, in whole or in part, by any Party to any Third Party without the written consent of the other Parties, provided that this Agreement may without requiring the consent of any other Party be assigned, transferred, delegated or sublicensed to (i) an entity that acquires all or substantially all of the business or assets of such Party, whether by merger, reorganization, acquisition, asset sale or otherwise, or (ii) a Related Entity of such Party, (including, for the avoidance of doubt and without limitation, a liquidating trust or similar entity), in each case subject to the agreement in writing of such transferee to be subject to the terms and conditions of this Agreement, the Asset Contribution Agreement and the Unit Subscription Agreement. Except as expressly provided in this Section 11.3, any attempted assignment or transfer of this Agreement shall be null and void. The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.
11.3	Notices. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement shall be in English language, in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given if delivered in person, transmitted by as a PDF attachment to an email (receipt verified) or by express courier service (signature required) or five (5) Business Days after it was sent by registered letter, return receipt requested (or its equivalent), provided that no postal strike or other disruption is then in effect or comes into effect within two (2) Business Days after such mailing, to the Party to which it is directed at its address or email address shown below or such other address or email address as such Party will have last given by notice to the other Parties.

If to COROWARE,

addressed to: CoroWare, Inc.

To its address as set forth in the preamble hereof.

Attention: Lloyd T. Spencer

Telephone: (800) 6410-2676 x 756

Email address: ceo@coroware.com

with copy to: Law Offices of Gary Blum

The Talmadge

3278 Wilshire Boulevard

Suite 603

Los Angeles, California 90010-1402

Telephone: (213) 381-7450

Email address: gblum@gblumlaw.com

If to SNYDER,

addressed to: Lucas Snyder

10823 Hampton Mill Terrace, #350

Rockville, Maryland 20852

Telephone: (330) 389-1219

Email address: lucas@lucassnyder.com

11.5	Waiver. No Party may waive or release any of its rights or interests in this Agreement except in writing. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by any Party of any condition or term in any one or more instances shall be construed as a continuing waiver of such condition or term or of another condition or term.
11.6	Waiver of Jury Trial. Each of the parties hereto hereby waives, to the fullest extent permitted by law, any and all right to trial by jury in any legal proceeding (whether sounding in contract, tort or otherwise) arising out of or related to this Agreement.
11.7	Severability. If any provision hereof is held invalid, illegal or unenforceable by any arbitrator or court of competent jurisdiction from which no appeal can be or is taken, all other provisions hereof shall remain in full force and effect.

11.8	Modification. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of each of the Parties.
11.9	Relationship of the Parties. The Parties agree that the relationships among the Parties established by this Agreement are of independent contractors and that this Agreement shall not be construed to establish an agency, partnership or any other relationship except as expressly set forth herein. Except as may be specifically provided herein, no Party shall have any right, power or authority, nor shall they represent themselves as having any authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any other Party, or otherwise act as an agent for any other Party for any purpose.
11.10	Third Party Beneficiaries. All rights, benefits and remedies under this Agreement are solely intended for the benefit of the Parties, and this Agreement may not be assigned without the written consent of all of the Parties.
11.13	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together, shall constitute one and the same instrument.

11.14	Construction. The construction of this Agreement shall not take into consideration the Party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each Party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the date first written above.

Date:October 3, 2012	CoroWare
	By	/s/ Lloyd Sepncer
Name: Llyod Spence Title: CEO

Date: October 3, 2012	Snyder
	By	/s/ Lucas Snyder
Name: Lucas Snyder Title:

EXHIBITS

Exhibit A Certificate

Exhibit A.1 Operating Agreement

Exhibit A.2 Minutes

Exhibit B Asset Contribution Agreement

Exhibit C Form of Unit Subscription Agreement

Exhibit D Press Releases

EXHIBIT A

EXHIBIT A.1

Limited Liability Company

Operating Agreement

of

ARICON, LLC

Dated as of September 24, 2012

Limited Liability Company Operating Agreement (the “Agreement”) of ARICON, LLC, a North Carolina limited liability company (the “Company”), made as of _September 24_____, 2012 (the “Agreement”), by and among the Company, CoroWare, Inc., a Delaware corporation (“CoroWare”), Lucas Snyder (“Snyder”) and the other persons or entities who or which have or will have executed and delivered this Agreement in the capacity of a Member (as defined in Section 1.1) pursuant to the provisions hereof.

Introduction

Pursuant to the Certificate of Formation, filed with the Office of the Secretary of State of North Carolina on September 24, 2012, ARICON, LLC was formed as a North Carolina limited liability company.

Members of the Company now desire to enter into this Agreement, which will govern the business and affairs of the Company and sets forth in full their rights and obligations with respect to the Company.

Now, therefore, in consideration of the foregoing premises, of the mutual covenants set forth in this Agreement and of other good and valuable consideration the receipt and sufficiency of which are acknowledged, the parties to this Agreement, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND CALCULATIONS

1.1.	Certain Definitions.

As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person. A Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. For the purposes of this Agreement, a limited partnership will be deemed to be an Affiliate with respect to any Person, if the general partner of such limited partnership is an Affiliate of such Person;

“Bankruptcy Event” means, with respect to any Person, (a) the initiation by such Person of a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to himself, itself or his or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect (including 11 U.S.C. § 1, et. seq.) or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of his or its property, or consent by such Person to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against him or it, or a general assignment by such Person for the benefit of creditors, or the failure by such Person generally to pay his or its debts as they become due, or the taking by such Person of any action to authorize any of the foregoing; (b) the commencement of an involuntary case or other proceeding against such Person seeking liquidation, reorganization or other relief with respect to himself, itself or his or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect (including 11 U.S.C. § 1, et. seq.) or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of his or its property, and the continuance of such involuntary case or other proceeding undismissed and unstayed for a period of 60 days; or (c) the entry of an order for relief against such Person under the federal bankruptcy laws as now or hereafter in effect.

“Business” means the business of developing solutions and products. “Capital Account” means the capital account established and maintained for each Member pursuant to Article V.

“Capital Contribution” means any cash or property contributed to the capital of the Company by or on behalf of a Member in exchange for Common Units, whenever made.

“Certificate of Formation” means the Certificate of Formation of the Company, filed on September 21, 2012, with the Secretary of State of the State of North Carolina and any and all amendments thereto.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute.

“Common Units” means Units designated herein as Common Units.

“Disability” means, with respect to any Person, that a court of competent jurisdiction adjudges such Person to be incompetent, or that such Person has a physical or mental infirmity which prevents him from fulfilling his duties and obligations with respect to the Company for a period in excess 90 consecutive days.

“Equity Securities” means Common Units, or any warrants, options or other rights to acquire Common Units, and debt securities convertible into Common Units; provided, however, that Equity Securities shall not include (a) Common Units reserved by the Company for issuance to Managers, employees (including officers), consultants, advisers, agents, lessors, lenders, customers, suppliers, vendors and/or strategic or joint venture partners of the Company pursuant to any duly authorized and adopted plan or agreement providing for the award of restricted or unrestricted Common Units, options to purchase Common Units, Common Unit appreciation rights, profit interests, performance awards, incentive awards or any combination of the foregoing, (b) Common Units or other equity securities issued in connection with any public offering, (c) Common Units or other equity securities issued in connection with the acquisition of another Person by the Company by merger, purchase of all or substantially all of such Person’s assets or equity securities or by other reorganization or consolidation, (d) the issuance of Common Units in connection with the exercise of any warrant, option or other right to acquire Common Units, or the conversion or exchange of any security convertible or exchangeable into Common Units, or (e) Common Units issued in consideration for services performed for the benefit of the Company.

“Family Member” means any parent, spouse, child, brother, sister or any other relative with a relationship (by blood, marriage or adoption) not more remote than first cousin.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Intellectual Property” means any or all of the following: (a) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records, data and mask works; (b) inventions (whether or not patentable and whether or not reduced to practice), improvements, and technology; (c) proprietary and confidential information and materials, including technical data and customer and supplier lists, trade secrets, discoveries, processes, formulas, and other know-how; (d) databases, data compilations and collections and technical data; and (e) all copies and instantiations of the foregoing.

“LLC Assets” means all of the assets and property, whether tangible or intangible, owned by, or held for the benefit of, the Company.

“Losses” means any and all losses, claims, demands, costs, damages, liabilities (joint or several), expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which an Indemnitee (as defined in Section 8.14(a)) may be involved, or threatened to be involved, as a party or otherwise.

“Manager” means an individual appointed by the Members to serve as Manager hereunder.

“Member” means any Person executing this Agreement in the capacity of a member of the Company, including CoroWare, Snyder, and any Person hereafter admitted to the Company as a member of the Company as provided in this Agreement, but does not include any Person who or which has ceased to be a member of the Company.

“North Carolina LLC Act” means the North Carolina Limited Liability Company Act, Chapter 57C of North Carolina General Statutes, as amended.

“Original Cost” means, with respect to an Unvested Restricted Common Unit, the price per Common Unit paid in connection with the purchase of such Restricted Common Unit (adjusted for dividends, splits, reverse splits, recapitalization, reorganization or a similar event or transaction), as reflected in the books and records of the Company.

“Percentage Interest” means, at the time of such determination, a Member’s allocable interest in items of income, gain, loss, deduction and credit of or to the Company. A Member’s Percentage Interest is equal to a fraction expressed as a percentage (a) the numerator of which is the number of issued and outstanding Common Units held by such Member, and (b) the denominator of which is the aggregate number of issued and outstanding Common Units held by all Members.

“Permitted Transferee” means, with respect to any Member, an Affiliate or Family Member of such Member, or a trust or other legal entity wholly-owned by, or for the sole benefit of, the relevant Member and/or his or its Affiliates or Family Members.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, unincorporated organization or other enterprise, or any government or political subdivision or any agency, department or instrumentality thereof.

“Related Party” means any Member, Manager, officer of the Company, any Affiliate or Family Member of a Member, Manager or officer, and any Person in which any of the foregoing owns (a) more than 10% of the aggregate ownership interests in such Person, (b) an interest entitling such interested party to more than 10% of the capital or profits of such Person, or (c) a beneficial interest of more than 10% in such Person.

“Restricted Common Units” means Common Units that are designated as Restricted Common Units on Schedule I attached hereto.

“Subsidiary” means any Person of which (or in which) more than 50% of (a) the voting power or equity rights, (b) the interest in the capital or profits, or (c) the beneficial interest, as applicable, is at the time, directly or indirectly, owned by the Company, by the Company and one or more of its other Subsidiaries, or by one or more of the Company’s Subsidiaries.

“Transfer” means, with respect to any Common Unit, to sell, or in any other way directly or indirectly transfer, assign, convey, distribute, pledge, hypothecate, encumber or otherwise dispose of such Common Unit, whether voluntarily, involuntarily or by operation of law.

“Units” means the membership units of the Company or other securities issued in respect of, or exchange for, Units, by way of a dividend, split, combination of Units, recapitalization, merger, consolidation, reorganization, conversion of the Company from a limited liability company into a corporation, or a similar event or transaction, including, without limitation, Unvested Restricted Units.

1.2.	Accounting Principles. Where the character or amount of any asset or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, such determination or computation shall be made in accordance with GAAP at the time in effect, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.
1.3.	Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
1.4.	Member or Members. Whenever there shall be only one Member of the Company, the plural term “Members” shall refer to such single Member.

ARTICLE II

ORGANIZATION

2.1.	Formation of the Company; Certificate of Formation. The Members of the Company hereby:
(a)	approve and ratify the filing of the Certificate of Formation with the Secretary of State of the State of North Carolina on September _24__, 2012;
(b)	confirm and agree to their status as Members;
(c)	execute this Agreement for the purpose of admitting additional Members, establishing the rights, duties and relationships of the Members among themselves and with the Company, and rules regarding the operation and governance of the Company; and
(d)	agree that if the laws of any jurisdiction in which the Company transacts business so require, any of the Members or authorized representatives of the Company shall file, or shall cause to be filed, with the appropriate office in that jurisdiction, any documents, instruments or other filings necessary for the Company to qualify to transact business under such laws; and (ii) agree and obligate themselves to execute, acknowledge, and cause to be filed for record in the place or places and manner prescribed by law, any amendments to the Certificate of Formation as may be required, either by the North Carolina LLC Act, by the laws of any jurisdiction in which the Company transacts business, or by this Agreement, in order to reflect changes in the information contained therein or otherwise to comply with the requirements of law for the continuation, preservation and operation of the Company as a limited liability company under the North Carolina LLC Act.
2.2.	Name of the Company. The name under which the Company shall conduct its business is ARICON, LLC. The business, activities and operations of the Company may be conducted under any other name permitted by the North Carolina LLC Act or the laws of the jurisdiction in which the Company proposes to conduct business under such name, to the extent deemed necessary or advisable. The Company, through the officers or authorized agents or representatives, shall execute, file and record any assumed or fictitious name certificates required by the laws of the State of North Carolina or any other jurisdiction in which the Company conducts business under such assumed or fictitious name.
2.3.	Place of Business. The location of the principal place of business of the Company shall be ARICON, LLC, 150 Fayetteville Street, Box 1011, Raleigh, NC 27601. The Members may hereafter change the principal place of business of the Company to such other place or places as they deem appropriate. If necessary, the Members shall amend, or shall cause to be amended, the Certificate of Formation in accordance with the applicable requirements of the North Carolina LLC Act to reflect any such change of the Company’s principal place of business. The Members may, establish and maintain such other offices and additional places of business of the Company, either within or without the State of North Carolina, as it deems appropriate.
2.4.	Registered Office and Registered Agent. The address of its registered office in the State of North Carolina is150 Fayetteville Street, Box 1011, in the City of Raleigh, County of Wake and the name of the registered agent at such address is CT Corporation, Inc. The registered office and the registered agent of the Company may be changed by the Members or the Manager from time to time in accordance with the then applicable provisions of the North Carolina LLC Act and any other applicable laws.
2.5.	Ownership of Property. The Common Units of each Member shall be personal property for all purposes. All LLC Assets and interests in LLC Assets shall be deemed to be owned by the Company as an entity, and no Member individually shall have any ownership of such LLC Assets or interest in such LLC Assets except as a Member in the Company.
2.6.	No State Law Partnership. The Members intend that the Company shall not be a partnership (including, without limitation, a general partnership or a limited partnership), that no Member or Manager shall be a partner of any other Member or Manager with respect to the business of the Company or for any purposes other than U.S. federal, state and local tax purposes, and that this Agreement shall not be construed to suggest otherwise. The Members intend, however, that the Company shall be treated as a partnership for U.S. federal, state and local tax purposes.

ARTICLE III

PURPOSES AND POWERS OF THE COMPANY

3.1.	Purpose. The purposes of the Company shall be:
(a)	to operate and manage the Business of the Company and to take any and all such action as the Members determine to be necessary or appropriate in connection therewith including, more specifically, the following:
1.	to provide an investment framework for both CoroWare and the parties that wish to jointly develop products,
2.	to serve as a sales channel for CoroWare, and possibly the parties, when the use of the Company brand instead of their own brand is a better fit for sales purposes,
3.	to actively acquire, develop and retain intellectual property assets by acting as an outsourced research and development entity;
(b)	to enter into any lawful transaction and engage in any lawful activities in furtherance of the foregoing purposes; and
(c)	to engage in any other lawful business permitted by the North Carolina LLC Act or the laws of any other jurisdiction in which the Company does business.

3.2.	Powers. Subject to all of the provisions of this Agreement, the Company shall have the power to do any and all acts and things necessary, appropriate, advisable or convenient for the furtherance and accomplishment of the purposes of the Company, including, without limitation, to engage in any kind of activity and to enter into and perform obligations of any kind necessary to or in connection with, or incidental to, the accomplishment of the purposes of the Company, so long as said activities and obligations may be lawfully engaged in or performed by a limited liability company under the North Carolina LLC Act and/or the laws of any other jurisdiction applicable to such activities.

ARTICLE IV

TERM OF THE COMPANY

4.1.	Term. The term of the Company commenced on the date upon which the Certificate of Formation was duly filed with the Secretary of State of the State of North Carolina and shall continue until the Company is dissolved pursuant to Article X hereof.

ARTICLE V

COMMON UNITS; INITIAL CAPITAL CONTRIBUTION; CAPITAL ACCOUNTS AND ALLOCATIONS

5.1.	Common Units. A Member’s membership interest in the Company shall be represented by the Common Units held by such Member. Schedule I attached hereto reflects the Common Units owned by each Member and shall be amended from time to time to reflect the addition or withdrawal of Members or changes in Members’ Common Unit ownership in accordance with the terms of this Agreement. There shall initially be only one class of Common Units except that the Company may from time to time issue Unvested Restricted Common Units as provided in Section 7.1 hereof. Common Units shall be uncertificated and shall be evidenced solely by reference to Schedule I hereto.
5.2.	Issuance of Additional Common Units. Subject to Section 6.4(c), holders of [two thirds] of the outstanding Common Units may cause the Company from time to time to issue to Members or other Persons (who, upon such issuance and the execution by such Persons of an Agreement to be Bound by this Agreement substantially in the form of Exhibit A attached hereto, and such other documents and/or instruments as the Members or the Manager, in consultation with counsel, deems necessary or appropriate to evidence such Persons’ capital contribution and agreement to be admitted as Members and to be bound by the terms and conditions of the governance documents of the Company and this Agreement, shall automatically become Members) initial or additional Common Units, for such consideration as shall be determined by mutual agreement of the Members subject to the requirements of the North Carolina LLC Act, the Code and other applicable laws.
5.3.	Contributions of Capital.
(a)	CoroWare Initial Contribution. CoroWare’s Initial Capital Contribution shall consist of the Property described on Schedule II hereto as provided in the Contribution Agreement in substantially the form attached hereto as Exhibit B.
(b)	Snyder Initial Contribution. Snyder’s Initial Capital Contribution shall consist of cash in the amount set forth on Schedule I hereto.
(c)	Determination of Consideration. Consideration received by the Company for the issue (or deemed issue) of any additional Common Units shall be computed as follows:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with such issuance;
(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Members; and
(iii)	in the event additional Common Units are issued together with other securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as reasonably determined in good faith by the Members.

5.4.	Capital Accounts. A separate Capital Account shall be established and maintained for each Member.
5.5.	Allocations.
(a)	The balance of the Capital Account for each Member shall be deemed to equal the current aggregate amount (or if property other than cash was contributed by the relevant Member, the fair market value of such property) of such Member’s Capital Contributions. The Capital Account of each Member shall be increased by:
1.	the U.S. Dollar amount of any additional cash amounts contributed by such Member;
2.	the fair market value of any additional contributions of property (other than cash) to the Company by such Member; and
3.	allocations to such Member with respect to profit and gain of the Company.
(b)	The Capital Account of each Member shall be decreased by:
1.	the U.S. Dollar amount of any cash distributions made to such Member;
2.	the fair market value of any property (other than cash) distributed to such Member; and
3.	allocations to such Member with respect to deductions or losses.
(c)	For Capital Account purposes, all items of loss and deduction shall be allocated (i) first, pro rata, to the Members according to the positive balances in their respective Capital Accounts until such Capital Accounts are reduced to zero and (ii) second, pro rata, to the Members in accordance with their Percentage Interests. All items of profit and gain shall, for Capital Account purposes, be allocated (A) first, pro rata, to the Members in order to reverse any allocations of loss or deduction made pursuant to the preceding sentence and (B) second, pro rata, to the Members in accordance with their Percentage Interests.
(d)	For federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under this Section 5.4, except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with Section 704(c) of the Code, and the treasury regulations thereunder, particularly Treasury Regulations Section 1.704-1(b)(4)(1).
(e)	In the event the Company incurs any nonrecourse liabilities, income and gain shall be allocated in accordance with the “minimum gain chargeback” provisions of Sections 1.704-1 (b)(4)(iv) and 1.704-2 of the Treasury Regulations.
(f)	Subject to the provisions of Section 5.4(e), but notwithstanding any other provision set forth in this Section 5.4, no item of deduction or loss shall be allocated to a Member to the extent such allocation would cause a negative balance in such Member’s Capital Account (after taking into account the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1 (b)(2)(ii)(d)(4), (5) and (6)). In the event some but not all of the Members would have such excess Capital Account deficits as a consequence of such allocation, the limitation set forth in this Section 5.4(f) shall be applied on a Member-by-Member basis so as to allocate the maximum permissible deduction or loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). In the event any loss or deduction shall be specially allocated to a Member pursuant to the preceding sentence, an equal amount of income or gain of the Company shall be specially allocated to such Member prior to any allocation pursuant to Section 5.4(c).
(g)	Subject to the provisions of this Section 5.4, in the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704- 1 (b)(2)(ii)(d)(4), (5) or (6), items of the Company’s income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate as quickly as possible any deficit balance in such Member’s Capital Account in excess of that permitted under Section 5.4(o created by such adjustments, allocations or distributions. Any special allocations of items of income or gain pursuant to this Section 5.4(g) shall be taken into account in computing subsequent allocations pursuant to this Article V so that the net amount of any items so allocated and all other items allocated to each Member pursuant to this Article V shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Article V if such unexpected adjustments, allocations or distributions had not occurred.
(h)	The Capital Accounts of the Members shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(e) in the case of a distribution of any property (other than cash).
(i)	The provisions of this Section 5.4 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.
(j)	A transferee of all (or a portion) of the Common Units of a Member shall succeed to the Capital Account (or portion of the Capital Account) attributable to the transferred Common Units on a pro rata basis.
5.6.	Advances to the Company. Members may, with the prior written consent of the holders of at least two thirds of the outstanding Common Units, advance funds to the Company in excess of the amounts required hereunder or pursuant to any subscription agreement to be contributed by them to the capital of the Company. Any such approved advances by a Member shall not result in any increase in the amount of such Member’s Capital Account or, except as provided in the relevant loan documents or instruments, entitle him or it to any additional Common Units. The amounts of such advances shall be a debt of the Company to such Member and shall be payable or collectible only out of the LLC Assets in accordance with terms and conditions agreed upon by the Members.
5.7.	Liability of Members and Manager. Except as otherwise provided in the North Carolina LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members or Managers shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager. The failure of the Company to observe any formalities or requirements relating to the exercise of its power or management of its business, activities or operations under the North Carolina LLC Act or this Agreement shall not be grounds for imposing personal liability on any Member or Manager for liabilities of the Company.
5.8.	Return of Capital. Except upon the dissolution of the Company or as may be specifically provided in Section 10.3, no Member shall have the right to withdraw from the Company or to demand or to receive the return of all or any part of his or its Capital Account or his or its Capital Contributions to the Company.
5.9.	Distributions. The net profits of the Company shall be calculated from time to time as determined by the Members. Subject to Sections 5.11, all distributions shall be made out of net profits in such amounts and at such times as may be determined by the holders of at least two thirds of the outstanding Common Units. All distributions out of net profits shall be made to the Members, pro rata, in proportion to their respective Percentage Interests on the record date of such distribution. The date on which the resolution of the Members declaring a distribution is adopted shall be the record date for determination of the Members entitled to receive such distribution.
5.10.	Income Tax Distributions. Subject to Section 5.11, in order to enable Members to pay income taxes on income allocated to them, the Members shall, within thirty (30) days after the end of each calendar year, cause the Company to distribute, to the extent funds are available therefor, including through loans obtained from Members (as approved in accordance with Section 5.5), and it is otherwise practicable to each Person with a Members’ Income Tax Distribution Amount (as defined below) for the prior calendar year, cash in an amount equal to the excess, if any, of (i) such Person’s Members’ Income Tax Distribution Amount for such calendar year, over (ii) the aggregate amount of distributions to such Member during such calendar year (other than a distribution pursuant to this Section 5.9 made with respect to a prior year). “Members’ Income Tax Distribution Amount” for any calendar year means, with respect to each Person who is a Member or to whom an item of income or gain was allocated during such calendar year, the product of (A) such Person’s share of taxable income of the Company for such calendar year and (B) the highest marginal combined rate of federal and North Carolina State and City individual income taxes for such calendar year, as determined by the Members.
5.11.	Withholding and Payments on Behalf of a Member. The Company is hereby authorized to withhold from any distribution, or to make payments on behalf of a Member in his or its capacity as such, all amounts that the Company is required by law to withhold or pay on behalf of such Member (including for the purposes of federal, state and local income tax withholding, state personal property taxes and state unincorporated business taxes). All amounts withheld by the Company from distributions or paid by the Company on behalf of a Member pursuant to the foregoing sentence shall be deemed to have been distributed to the Member otherwise entitled to receive the amount so withheld or on whose behalf the amount was paid.
5.12.	Limitation Upon Distributions. Notwithstanding anything to the contrary in this Agreement, the Company shall not make a distribution to a Member to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their respective membership interests in the Company and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the LLC Assets, except that the fair value of the property that is subject to a liability for which the recourse of creditors is limited shall be included in the LLC Assets only to the extent that the fair value of that property exceeds the liability.
5.13.	Voting. Each Member shall be entitled to one vote per Common Unit held.

ARTICLE VI

RIGHTS AND RESTRICTIONS OF COMMON UNITS

6.1.	General Prohibition on Transfer.
(a)	No Member shall Transfer all or any number of Common Units owned by him or it unless (i) such Transfer is made to a Permitted Transferee of such Member, (ii) such Transfer is made with the prior written consent of the Members holding at least two thirds of the outstanding Common Units or (iii) such Transfer is made in accordance with the terms and conditions of this Article VI. Except as otherwise set forth herein, no Member shall transfer Unvested Restricted Common Units.
(b)	Notwithstanding anything to the contrary in this Agreement, no Transfer shall be deemed effective unless and until (i) the relevant transferee (other than the Company or an existing Member) executes and delivers to the Company, in the capacity of a Member, an Agreement to be Bound by the Terms and Conditions of this Agreement in the form of Exhibit A (the “Agreement to be Bound”, attached hereto, (ii) such Transfer is in compliance with the federal securities laws, all applicable state, local and foreign securities laws and, upon its request, the Company shall have received satisfactory evidence of such compliance (including an opinion of counsel to the transferor) and (iii) upon its request, the Company is indemnified for any reasonable costs and expenses actually incurred by the Company in connection with such Transfer.
(c)	Notwithstanding anything to the contrary in this Agreement, the closings of all Transfers contemplated by this Article VI shall take place at the principal place of business of the Company or at such other location as the Company shall consent to in writing upon the request of the Members participating in such Transfer, which consent shall not be unreasonably withheld or delayed. At each closing, the relevant transferor(s) shall deliver to the relevant transferee(s) a copy of the Agreement to be Bound, duly acknowledged by the Company, and a certified copy of Schedule I hereto, duly amended to reflect such transferees’ Common Units.
(d)	Notwithstanding anything to the contrary in this Agreement, no Member shall Transfer any or all of his or its respective Common Units to any Person who or which (i) provides products or services competitive with the products or services of the Company or operates any business competitive with the business operated by the Company, (ii) is an employee, consultant, director, officer, agent, manager, member, partner or other owner of ownership or equity interests in, or control person of, any Person described in clause (i), in either case, without the prior written consent of the Company, which may be withheld, for any reason or no reason, in its sole discretion.
(e)	Any Transfer or purported Transfer made in violation of this Article VI or in violation or contravention of restrictions on Transfer set forth in this Agreement shall be null and void and of no force or effect and shall not be reflected on Schedule I hereto.

6.2.              Required Sale.

(a)	If Members holding at least two-thirds of all outstanding Common Units vote to approve the sale of all or substantially all of the Company’s assets, or all or substantially all of the Company’s outstanding equity (whether by merger, recapitalization, consolidation, reorganization, combination or otherwise) (an “Approved Sale”), each Member agrees to vote for, consent to and raise no objections to such Approved Sale. If the Approved Sale is structured as a merger or consolidation, each Member will waive any dissenter’s rights, appraisal rights or similar rights in connection with such merger or consolidation. If this Approved Sale is structured as a sale of its equity, each Member will agree to sell all of his or its Common Units and any other membership interest of the Company and any rights to acquire an equity interest on the terms and conditions approved by the Members. Each Member will take all necessary or desirable actions in connection with the consummation of the Approved Sale as requested by the Company; provided, however, that (1) any Member compelled under this Section 6.2 to participate in an Approved Sale shall not be required to make any representations or warranties regarding the Company, and (2) any Member compelled under this Section 6.2 to participate in an Approved Sale shall have no indemnification obligation or other contractual liability for any representations or warranties regarding the Company beyond the consideration received by such Member pursuant to such Approved Sale.
(b)	The obligations of each Member with respect to the Approved Sale of the Company are subject to the satisfaction of the following conditions: (1) upon the consummation of the Approved Sale, each such Member will receive the same form of consideration (provided, however, that the receipt and holding of such form of consideration does not cause any such Member to violate any applicable laws, rules or regulations) and the same portion of the aggregate consideration that such Member would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences of each Member as set forth herein; (2) if any Members are given an option as to the form and amount of consideration to be received, each Member will be given the same option (provided, however, that the receipt and holding of such form of consideration does not cause any such Member to violate any applicable laws, rules or regulations); (3) each Member with then currently exercisable rights to acquire an equity interest will be given an opportunity to exercise such rights prior to the consummation of the Approved Sale and to include the membership so acquired in the Approved Sale.
6.3.	Rights of First Refusal.
(a)	Except as otherwise provided in Sections 6.1 and 6.2, no Member shall Transfer all or any number of the Common Units owned by him or it unless the relevant Member desiring to make the Transfer (the “Transferor”) shall have first delivered a written offer meeting the requirements set forth in Section 6.3(b) (the “Offer Notice”), to sell the Common Units then proposed to be transferred by such transferor (the “Transfer Common Units”) to the Company and each non-transferring Member (the “Remaining Members”), and such offer shall not have been accepted.
(b)	The Offer Notice shall contain (i) a statement of the Transferor’s intention to Transfer the Transfer Common Units to a third-party, (ii) the name and address of the proposed transferee, (iii) the number of Transfer Common Units, (iv) the terms of such proposed Transfer, and (v) an offer to sell the Transfer Common Units to the Company and, to the extent required pursuant to Section 6.3(c), the Remaining Members.
(c)	Within 30 days after the receipt of the Offer Notice, the Company may elect to acquire all or any number of the Transfer Common Units by giving written notice thereof to the Transferor (with a copy to each Remaining Member), which notice shall contain the number of Transfer Common Units which the Company desires to purchase. If all of the Transfer Common Units are not fully subscribed for by the Company, the remaining Transfer Common Units shall be offered (and, to the extent not fully subscribed for initially by the Remaining Members, re-offered) to the Remaining Members upon the terms set forth in this Section 6.3 until all such Transfer Common Units are fully subscribed for or until all Remaining Members have subscribed for all such Transfer Common Units which they desire to purchase; provided, however, that the Remaining Members must exercise their purchase rights within five days after receipt of such offer (and all such re-offers). The notice required to be given by the Company and the Remaining Members, if applicable, shall specify a date for the closing of the purchase of the Transfer Common Units, which date shall be upon the latest to occur of (i) 30 days from the date of the receipt of the last notice given pursuant to the two immediately preceding sentences, and (ii) 30 days after the expiry of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
(d)	The Transfer of the Transfer Common Units to the Company and/or the Remaining Members shall be consummated in accordance with the terms set forth in the offer of the proposed transferee (or, to the extent for consideration other than cash, terms which are substantially similar to such terms).
(e)	If the offer to sell is not accepted by the Company and/or the Remaining Members as to all the Transfer Common Units prior to the termination of the last five day period specified in Section 6.3(c), the relevant transferors may make a bona fide Transfer with respect to the balance of the Transfer Common Units to the prospective transferee named in the Offer Notice, provided that such Transfer shall be made only in strict accordance with the terms set forth in the Offer Notice. To the extent that the Transferor shall fail to make such Transfer within 60 days following the expiration of the last five-day period specified in Section 6.3(c) for the election by the Remaining Members or, in the event any Remaining Member revokes an election to purchase Transfer Common Units pursuant to Section 6.3(b), within 60 days of the date of the last such notice of revocation, such Transfer Common Units shall again become subject to all of the restrictions on Transfer set forth in this Article VI.

ARTICLE VII

ADDITIONAL AGREEMENTS AND RESTRICTIONS

7.1.	Restricted Common Units.
(a)	The Company may issue Restricted Common Units pursuant to a separate agreement (“Restricted Common Unit Issuance Agreement”). All Restricted Common Units shall initially be unvested, meaning they are subject to repurchase by the Company (“Unvested Restricted Common Units”). Pursuant to the terms set forth in the Restricted Common Unit Issuance Agreement and this Article VII, all or a portion of such Unvested Restricted Common Units shall, upon the passage of time or upon the occurrence of one or more events (each, a “Vesting Event”), become vested, meaning the Company’s right to repurchase such Common Units shall lapse (“Vested Restricted Common Units”). The Restricted Common Unit Issuance Agreement shall specify (i) the number of Restricted Common Units issued thereby, (ii) a vesting schedule or the Vesting Event(s) pursuant to which the Unvested Restricted Common Units shall vest, (iii) the price per Common Unit, and (iv) the event which shall trigger the Company’s right to exercise its repurchase option (“Repurchase Event”).
(b)	Upon the occurrence of a Repurchase Event, the Company shall, in its sole discretion, but subject to the terms and conditions set forth in this Section 7.1 and the Restricted Common Unit Issuance Agreement, have the right to repurchase (the “Repurchase Option”) all or any number of the Unvested Restricted Common Units of the relevant Member, regardless of whether such Unvested Restricted Common Units are owned or held by such Member or by one or more of such Member’s Permitted Transferees.
(c)	The number of Unvested Restricted Common Units to be repurchased by the Company will first be satisfied to the extent possible from the Unvested Restricted Common Units held by the affected Member. If the number of Unvested Restricted Common Units then held by the affected Member is less than the total number of Unvested Restricted Common Units which the Company has elected to exercise its right to repurchase pursuant to the Repurchase Option, the Company will repurchase the remaining Unvested Restricted Common Units which the Company has elected to repurchase from the transferees of the affected Member, who or which hold such Unvested Restricted Common Units at the time of delivery of notice of the Company’s exercise of the Repurchase Option in accordance with Section 7.1(c) (determined as nearly as practicable to the nearest Common Unit).
(d)	If the Company elects to repurchase all or any number of an affected Member’s Unvested Restricted Common Units pursuant to a Repurchase Option, the Company will deliver written notice of such election to the holder or holders of the relevant Unvested Restricted Common Units subject to such Repurchase Option within 90 days after the occurrence of the Repurchase Event. The written notice by the Company will set forth (i) the number of Unvested Restricted Common Units to be acquired; (ii) the consideration to be paid for such Unvested Restricted Common Units (determined pursuant to Section 7.1(d)), and (iii) the time and place for the closing of the repurchase transaction (determined pursuant to Section 7.1(e)).
(e)	The Company shall repurchase any Unvested Restricted Common Units which it elects to repurchase pursuant to the Repurchase Option at a price per Common Unit equal to the Original Cost of such Unvested Subject Common Unit.
(f)	The closing of the transactions for the repurchase of Unvested Restricted Common Units as to which the Repurchase Option has been exercised shall take place at the principal place of business of the Company on the date designated in writing by the Company. The Company will pay for the Unvested Restricted Common Units to be repurchased pursuant to the Repurchase Option by delivery of a check or checks in the amount of the total repurchase price, and the holder(s) of the subject Unvested Restricted Common Units will sell such Unvested Restricted Common Units so repurchased against payment therefor; provided, however, that if the aggregate repurchase price of the subject Unvested Restricted Common Units exceeds $10,000, the Company may pay such price in equal installments of the lesser of (A) $10,000 and (B) the remaining unpaid portion of the repurchase price, payable quarterly until the repurchase price is paid in full. At the closing, the relevant holder(s) shall deliver to the Company any certificates, instruments or other documents evidencing the Unvested Restricted Common Units to be repurchased, duly endorsed and in negotiable form and, to the extent necessary (i) with all documentary stamps affixed thereto, and (ii) accompanied by executed unit transfer powers endorsed in blank.
(g)	If a Member or any other Person becomes obligated to sell Unvested Restricted Common Units to the Company pursuant to this Section 7.1 and fails to deliver such documentation pertaining to the Unvested Restricted Common Units to the Company in accordance with the terms of this Section 7.1, the Company, may, at its option, in addition to all other remedies it may have, send to such Person by registered or certified mail, return receipt requested, the repurchase price for such Unvested Restricted Common Units, determined in accordance with Section 7.1(d). Thereupon, the Company, upon written notice to such Person, shall cancel the Unvested Restricted Common Units on its books and shall amend Schedule I hereto to reflect the cancellation of the Unvested Restricted Common Units to be repurchased by the Company and thereupon all of such Person’s rights in and to such Unvested Restricted Common Units sold in accordance with this Section 7.1(f) shall terminate.
7.2.	Collaboration and Use of Intellectual Property. In accordance with the collaborative purposes of the Company as set forth in Section 3.1 hereof, from time to time, one or more of the Members (each, a “Contributing Member”) may make available to the Company various items of Intellectual Property for its use in the development of products, services and applications and, in certain circumstances, a Contributing Member may enter into a separate transfer or licensing agreement with respect to such Intellectual Property either with the Company or with one or more of the other Members. Such agreement may be for separate consideration as may be stated therein or, if with the Company, then the transfer or license effected thereby may be deemed an additional Capital Contribution to the Company. In any event, the Members and the Company agree as follows with respect to such Intellectual Property:
(a)	In the absence of a specific license or transfer agreement to the contrary, the sharing of Intellectual Property in furtherance of the purposes of the Company shall not constitute a relinquishment of the Contributing Member’s rights in such Intellectual Property, including the right to transfer or license such intellectual property to others for any purpose, or otherwise be deemed to impair or dilute such rights, all such rights being hereby reserved;
(b)	Except to the extent expressly authorized by this Agreement, a license or transfer agreement or otherwise agreed in writing by the Contributing Member, the Company and the Members agree that they shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than for the purpose of exercising retained rights or rights under licenses granted by a Contributing Member, or performing obligations hereunder, or as otherwise provided for in this Agreement, any confidential or proprietary information or materials consisting of Intellectual Property which is disclosed by a Contributing Member;
(c)	Except to the extent expressly authorized by this Agreement, a license or transfer agreement or otherwise agreed in writing by the Contributing Member, neither the Company nor any Member (other than the contributing Member) shall have any right to transfer, sell, assign or otherwise use such Intellectual Property in any way which would compete with or cause harm to the business or financial condition of the Contributing Member or the Company; and
(d)	For purposes of this Section 7.2, Intellectual Property shall not include information or know-how which:was already known to the receiving party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), at the time of disclosure;was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party;became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving party in breach of this Agreement or a license agreement;was independently discovered or developed by the receiving Party without reference to or use of Confidential Information of the disclosing Party as demonstrated by documented evidence; orwas disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation established), by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.

ARTICLE VIII

MANAGEMENT; MEMBERS

8.1.	Management by Managers. The Company shall be managed by one or more Managers who shall be elected from time to time by the Members. If at any time there be more than one Manager, the Managers shall designate one or more Managers to conduct the day-to-day operations of the Company. A Manager may be elected by the affirmative vote or written consent of the Members holding no less than two thirds of the Membership Interests and need not be a Member. At any time in which no Manager is appointed, the duties, responsibilities and obligations of the Manager shall be performed and satisfied by one or more of the Members as decided among them by mutual agreement.
8.2.	Manager Removal, Resignation and Vacancies. The Manager may be removed from office with or without cause by the affirmative vote or written consent of the Members holding no less than two thirds of the Membership Interests. Any Manager may resign as a Manager at any time by giving written notice to the Members. Any such resignation shall take effect on the date of the receipt of such notice or any later time specified therein. Unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. The Members, and only the Members, may fill any vacancy in the office of any Manager by the affirmative vote or written consent of Members holding no less than 60% of the Membership Interests.
8.3.	General Obligations. The Managers shall execute and cause to be filed original or amended documents and shall take any and all other actions as may be reasonably necessary to maintain the status of the Company as a limited liability company under the laws of the State of North Carolina and any other jurisdiction in which the Company engages in business.
8.4.	General Authority. Subject to the restrictions set forth in Section 7 hereof, the Managers shall have responsibility for and control over the day-to-day management of the business and affairs of the Company. If there is more than one Manager, the rights and powers of the Manager shall be exercised among them as they may agree among themselves.
8.5.	Scope of Duties. The Managers shall not be required to devote full time to the business or affairs of the Company but shall devote the time reasonably necessary to perform the duties of the Managers under this Agreement and to prudently manage and operate the Company's business and properties.
8.6.	Limitation of Liability of Manager. Except as otherwise provided herein, no Manager shall be liable to the Company or the Members for any act or omission in connection with the business or affairs of the Company including, without limitation, any mistake of judgment and any business decision (including any decision regarding the timing of any acquisition or disposition of any property of the Company), so long as the Manager against whom liability is asserted acted in good faith on behalf of the Company and in a manner reasonably believed by the Manager to be within the scope of authority under this Agreement and in the best interests of the Company, unless such act or omission constitutes gross negligence, intentional misconduct, fraud or a knowing violation of law.
8.7.	Binding Authority. The Managers shall have authority to bind the Company only with respect to matters arising in the ordinary course of business of the Company, including execution of any ministerial agreement, document or instrument or undertaking in an amount less than $500. Any person dealing with the Company may rely upon a certificate signed by any Manager as to (a) the identity of any Member, (b) any fact relevant to the Company, and (c) the due authority of persons purporting to act on behalf of the Company.
8.8.	Restrictions on Manager Authority. Except as expressly stated herein, no Manager shall directly or indirectly perform any actions on behalf of the Company without the vote or written consent of Members holding 60% of the Membership Interests.
8.9.	Managers Under the North Carolina LLC Act. Any Manager appointed from time to time in accordance wither Section 8.1 hereof shall be a “manager” of the Company for all purposes of, and within the meaning set forth in, the North Carolina LLC Act.
8.10.	Compensation. The compensation of the Managers for services to the Company shall be determined, in good faith by the Members. Managers shall, however, be reimbursed by the Company for any reasonable expenses (including travel expenses) that are incurred by such Managers in the performance of their duties hereunder. Nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company in any other capacities and receiving compensation for such services.
8.11.	Officers.
(a)	Consistent with Section 8.1, the Company shall have such officers, with such duties, powers and authority, as the Managers may establish from time to time which may include a President, Secretary, Treasurer, and Vice Presidents. Each officer shall hold his or her respective office for the term specified by the Managers, unless earlier removed by the Members or Managers. Except as otherwise provided by law, any number of offices may be held by the same person.
(b)	Any officer or agent of the Company may resign at any time by giving written notice to the Members and the Managers. Any such resignation shall take effect at the time specified therein or, if no time is specified, upon receipt thereof, and unless specified therein, acceptance of such resignation shall not be necessary to make it effective.
(c)	Except as provided by the terms of any agreement between the relevant officer or agent and the Company, any officer or agent of the Company may be removed from office, with or without cause, by the Managers or by Members holding a majority of the outstanding Common Units.
(d)	The officers of the Company shall be entitled to such salary or other compensation as the Members shall determine.
(e)	Third parties dealing with the Company shall be entitled to rely conclusively upon the power and authority of the officers of the Company as established in accordance herewith.
8.12.	Voting Rights of Members; Meetings of Members.
(a)	Members shall be entitled to vote for the Managers, each of whom shall be elected or removed by holders of a majority of the aggregate Common Units then issued and outstanding; provided, however, that notwithstanding anything to the contrary in this Agreement, each of the parties hereto hereby agrees to take any and all actions, including, without limitation, the voting of all Common Units held by them to effect the purpose of Section 8.1 and cause the Managers to be elected subject to Section 8.1.
(b)	A meeting of the Members may be called at any time by Members holding not less than 25% of the then issued and outstanding Common Units. Meetings of the Members shall be held at the Company’s principal place of business or at any other place agreed to by the Members. Not less than five nor more than 60 days before each meeting, the Person or Persons calling the meeting shall give written notice of the meeting to each Member, stating the place, date, hour and purpose of the meeting. Notwithstanding the foregoing provisions, a Member shall be deemed to waive such notice if, before or after the meeting, the Member signs a waiver of the notice which is filed with the records of meetings of the Members, or is present at the meeting in person or by proxy without objecting to the lack of notice prior to the commencement of such meeting.
(c)	At any meeting, the presence in person or by proxy of Members holding not less than a majority of the Common Units then issued and outstanding shall constitute a quorum. If, at any meeting duly called, a quorum shall not be present, a majority of the Members present at such meeting may reschedule such meeting, despite the absence of a quorum, which rescheduled meeting may be held on not less than 24 hours notice to the other Members. A Member may vote either in person or by written proxy signed by the Member or by the Member’s duly authorized attorney in fact. Except as otherwise provided in Section 8.13(c), at any meeting at which a quorum is present, the affirmative vote (in person or by proxy) of Members owning a majority of the Common Units then issued and outstanding shall be the act of the Members.
(d)	A meeting of the Members need not be held at any time, except as called pursuant to Section 8.13(b).
(e)	Any action which may be taken by the Members at any meeting may be taken without a meeting if consents in writing setting forth the action so taken are signed by Members owning the requisite number of Common Units then issued and outstanding (or their duly authorized proxies), and the writing or writings are delivered to the Company and to any Members who or which did not consent to the taking of such action. The Company shall file such writings with the minutes of proceedings of the Members.
(f)	Members may participate in a meeting by conference telephone or similar communications equipment, by means of which all Persons in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.
8.13.	Exculpation. No Member, Manager or officer shall have personal liability to the Company or the Members for monetary damages for breach of such Member’s, Manager’s or officer’s fiduciary duties (if any) or for any act or omission performed or omitted by such Member, Manager or officer in good faith on behalf of the Company. Each Member, Manager or officer shall be indemnified and exculpated from personal liability for damages in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters that such Member, Manager or officer reasonably believes are within such Person’s professional or expert competence.
ARTICLE	IX BANK ACCOUNTS; BOOKS AND RECORDS; STATEMENTS; TAXES; FISCAL YEAR
9.1.	Bank Accounts. All funds of the Company shall be deposited in its name in such checking and savings accounts, time deposits or certificates of deposit, or other accounts as shall be designated by the Members from time to time, and the Manager or other designated Member shall arrange for the appropriate conduct of such account or accounts.
9.2.	Books and Records. The Company shall keep, or cause to be kept, accurate and complete books and accounts showing assets, liabilities, income, operations, transactions and the financial condition of the Company.
9.3.	Where Maintained. The books, accounts and records of the Company at all times shall be maintained at the Company’s principal office or such other office or offices as the Members shall determine.
9.4.	Tax Returns. The Company shall cause to be prepared and delivered to the Members, in a timely fashion after the end of each Fiscal Year (as defined in Section 9.6), copies of all federal and state income tax returns for the Company for such Fiscal Year, one copy of which shall be timely filed with the appropriate tax authorities. Such returns shall accurately reflect the results of operations of the Company for such Fiscal Year. The Members shall appoint a Member (who may also be the Manager) as the “tax matters partner” (as defined in the Code) of the Company who is authorized and required to represent the Company (at the expense of the Company) in connection with all examinations of the affairs of the Company by any federal, state, or local tax authorities, including any resulting administrative and judicial proceedings, and to expend funds of the Company for professional services and costs associated therewith. The “tax matters partner” shall keep all Members fully informed of the progress of any such examination, audit or other proceeding, and each Member shall have the fight to participate in such examination, audit or other proceeding. Each Member and former Member agrees to cooperate with the “tax matters partner” and to do or refrain from doing any or all things reasonably required in connection with the conduct of such proceedings.
9.5.	Fiscal Year. Unless otherwise required by law, the fiscal year of the Company for financial, accounting, U.S. federal, state and local income tax purposes shall be the calendar year (the “Fiscal Year”).

ARTICLE X

DISSOLUTION AND LIQUIDATION

10.1.	Events Causing Dissolution.
(a)	The Company shall not be dissolved by the admission of new Members or the withdrawal of existing Members (unless all Members of the Company have withdrawn). The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events: (i) the affirmative vote or written consent of Members holding 75% or more of the issued and outstanding Common Units; and (ii) the occurrence of any other event which, under the North Carolina LLC Act, would cause the dissolution of the Company or that would make it unlawful for the business, activities or operations of the Company to be continued.
(b)	Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business, activities, operations and affairs, and the LLC Assets have been distributed as provided in Section 10.3 of this Agreement and by the North Carolina LLC Act.
10.2.	Cancellation of Certificate. Upon the dissolution and completion of the winding up of the Company, the Certificate of Formation shall be canceled in accordance with the provisions of Section 57C-6-01 of the North Carolina LLC Act, and the Person responsible for winding up the affairs of the Company shall promptly notify the Members of such dissolution.
10.3.	Distributions Upon Dissolution. Upon the dissolution of the Company, any other Person designated by the Members to be responsible for winding up the affairs of the Company shall act as liquidator and proceed without any unnecessary delay to sell or otherwise liquidate the LLC Assets and pay or make due provision for the payment of all debts, liabilities and obligations of the Company. Any Person designated by the Members to be responsible for winding up the affairs of the Company shall distribute the net liquidation proceeds and any other liquid assets of the Company after the payment of all debts, liabilities and obligations of the Company (including, without limitation, all amounts owing to a Member under this Agreement or under any agreement between the Company and a Member entered into by the Member other than in its capacity as a Member of the Company), the payment of expenses of liquidation of the Company, and the establishment of a reasonable reserve to be sufficient to pay any amounts reasonably anticipated to be required to be paid by the Company, which shall be distributed, subject first to the Preferred Liquidation Preference in Section 6.4(a), to the Members pro rata, in proportion to the positive balances, if any, in their respective Capital Accounts until such Capital Accounts are reduced to zero and then in accordance with their respective Percentage Interests.

ARTICLE XI

MISCELLANEOUS

11.1.	Specific Performance, Injunction, Payment of Costs.
(a)	The parties agree that it is impossible to determine the monetary damages which would accrue to the Company or any Member by reason of the failure of any other Member or the Company to perform any of his or its obligations under this Agreement requiring the performance of an act other than the payment of money only. Further, because the Common Units cannot be readily purchased or sold in the open market, the parties hereto agree and acknowledge that money damages are not an adequate remedy with respect to the nonperformance or other breach of any obligations pursuant to the provisions of Article VI and Article VII. Therefore, each party hereto may, in his or its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.
(b)	In the event of a breach or threatened breach by a Member of any of the provisions of this Agreement, the Company, and the remaining Members shall be entitled to an injunction restraining such Member from any such breach without a showing of irreparable harm. The availability of this injunctive remedy shall not prohibit the Company or any Member from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of monetary damages from the breaching Member.
11.2.	Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any and all further instruments or documents and to take any and all such other and further actions as the relevant other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.
11.3.	Termination; Survival. The rights and obligations of a Member under this Agreement shall terminate at such time as such Member no longer is the beneficial owner of any Common Units. This Agreement shall terminate upon the earliest to occur of (a) the date on which the Members and the Company agree in writing to terminate this Agreement, (b) the sale of all or substantially all of the LLC Assets, and (c) the dissolution of the Company; provided, that prior to such termination, the proceeds of any sale described in clause (b) of this Section 11.3 are liquidated and distributed to the Members pursuant to Articles V and X of this Agreement. Notwithstanding anything to the contrary in this Agreement, regardless of the manner in which this Agreement is terminated, Sections 6.1, 7.1, 8.14, 8.15, 8.16, 11.2, 11.3, 11.5, 11.6, 11.7, 11.8, 11.9 and 11.10 hereof shall survive until, by their respective terms, they are no longer operative.
11.4.	Benefits of Agreement. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 8.14 of this Agreement, this Agreement is for the sole benefit of the parties hereto and not for the benefit of any third party.
11.5.	Enforceability. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.
11.6.	GOVERNING LAW. THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NORTH CAROLINA (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS THEREOF).
11.7.	CONSENT TO JURISDICTION. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF ANY FEDERAL AND STATE COURT IN NORTH CAROLINA SITTING IN RALEIGH AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE LITIGATED EXCLUSIVELY IN SUCH COURTS. EACH PARTY HERETO AGREES NOT TO COMMENCE ANY LEGAL PROCEEDING RELATED HERETO OR THERETO EXCEPT IN SUCH COURT. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO CONSENTS TO PROCESS BEING SERVED IN ANY SUCH ACTION OR PROCEEDING BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL.
11.8.	WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY OF THE OTHER PARTIES WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.8.
11.9.	Notices. All notices, requests and other communications to any party hereunder shall be in writing and sufficient if delivered personally or sent by telecopy (with confirmation of receipt) or by registered or certified mail, postage prepaid, return receipt requested, e-mail signed using www.docusign.com to the appropriate addresses listed below or, if applicable, on the relevant Additional Member Signature Page attached hereto:
If to the Company:

ARICON, LLC

Attention: Manager

150 Fayetteville Street

Box 1011

Raleigh, NC 27601
Email: Managers@ARICON.com

with a copy to:

Law Offices of Gary L. Blum

3278 Wilshire Boulevard Suite 603

Los Angeles, California 90010

GLBLAW@AOL.com

or, in any event, to such other address or telecopy number as the party to whom notice is to be given may furnish in writing to the other parties hereto in accordance with the requirements of this Section 11.9. Each such notice, request or communication shall be effective when received or, if given by mail, when delivered at the address specified in this Section 11.9 or on the fifth business day following the date on which such communication is posted, whichever occurs first.

11.10.	Amendments and Waivers. This Agreement may only be modified or amended with the written consent of the Company and holders of at least two thirds of the issued and outstanding Common Units, as determined as of the date of such proposed amendment. Any such supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in, and formed a part of, this Agreement.
11.11.	Compliance with North Carolina LLC Act. Each Member agrees not to take any action or fail to take any action which, considered alone or in the aggregate with other actions or events, would result in the termination of the Company under the North Carolina LLC Act.
11.12.	Entire Agreement. This Agreement contains the entire agreement among the parties with respect to the matters contemplated by this Agreement and supersedes all prior agreements or understandings among the parties with respect to such matters.
11.13.	Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.
11.14.	Descriptive Headings; Certain Interpretations.
(a)	Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any term or provision of this Agreement.
(b)	The following rules of interpretation apply to this Agreement: (i) wherever it appears appropriate from the context, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or neuter shall include the masculine, feminine and neuter; (ii) ”or” and “any” are not exclusive and “include” and “including” are not limiting; and (iii) a reference to any agreement or other contract includes permitted supplements and amendments.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ARICON, LLC By: /s/Lucas Snyder Name: Lucas Snyder Title: Partner	Members COROWARE By: /s/ Lloyd T. Spencer Lloyd T. Spencer, Chief Executive Officer
SNYDER /s/Lucas Snyder Lucas Snyder

Exhibit A

Additional Member Signature Page
and Agreement to be Bound

The undersigned, intending to be legally bound, hereby agrees to be bound, as if the undersigned was an original signatory thereto, by all of the terms and conditions applicable to a “Member” under that certain Limited Liability Company Operating Agreement, dated as of September 21__, 2012 (the “Agreement”), by and among ARICON, LLC and its Members (as defined in the Agreement), as the same may be amended from time to time in accordance with the terms thereof.

As a condition to the undersigned’s admission as a Member of the Company, the undersigned shall deliver to the Company a duly executed subscription agreement or other agreement in form and substance satisfactory to the Company providing for the admission of the undersigned and contribution of capital as consideration therefor.

Dated: _________________________	Individual:
______________________________________ Name (Signature):
Non-Individual:
______________________________________ Name of Entity:
By:___________________________________ Name: Title:
Address:
______________________________________ ______________________________________ ______________________________________ Attention:_____________________________ Email:_____________________________
Accepted and agreed as of _______________:
ARICON, LLC
By:___________________________________ Name: Title:

Schedule I

ARICON LLC

Common Units
Outstanding

Dated as of September _28__, 2012

Name	Address	Form of Capital Contribution	Common Units	Restricted Units	Total Units
Lucas Snyder	10823 Hampton Mill Terr. Apt. #350 Rockville, MD 20852	Cash	50,000		50,000
Lucas Snyder	10823 Hampton Mill Terr. Apt. #350 Rockville, MD 20852
Lucas Snyder	10823 Hampton Mill Terr. Apt. #350 Rockville, MD 20852
CoroWare	1410 Market Street Suite 200 Kirkland, WA 98033	Cash	10,000		10,000
CoroWare	1410 Market Street Suite 200 Kirkland, WA 98033	Mobile Robot for Prototyping	4,000		4,000
CoroWare	1410 Market Street Suite 200 Kirkland, WA 98033	Shares of CoroWare Restricted Common Stock	38,000		38,000

Total			102,000		102,000

EXHIBIT A.2

ARICON, LLOC

Meeting of the Managers

September 21, 2012

A meeting of the Managers of Aricon, LLC (“Aricon”) was held via CoroCall Business Class HD Video Conferencing at 1:30 p.m. Pacific Time, notice having been duly given. Lucas Snyder and Lloyd Spencer were present, together being a majority of the managers. Mr. Spencer called the meeting to order at 1:36 a.m. Pacific Time.

As the first matter of business, the operating agreement was reviewed. Resolution to adopt the operating agreement with a proviso that minor changes in language are acceptable to both parties was passed.

As the next matter of business, resolution to select Shanna Gerrard as corporate secretary for ARICON, LLC was adopted.

As the next matter of business, Ms. Gerrard was directed by approved motion to file the paperwork to create the LLC.

As the next matter of business, domain name and infrastructure considerations were discussed.

There being no further business, upon motion duly made and seconded, the meeting was adjourned at 1:59p.m. Pacific Time.

Respectfully submitted,

/s/ Shanna Gerrard

Shanna Gerrard

Corporate Secretary

EXHIBIT B

Asset Contribution Agreement (“Agreement”), dated as of September _21__, 2012, between ARICON, LLC, a North Carolina limited liability company with its principal offices at 150 Fayetteville Street, Box 1011, Raleigh, NC 27601________ (the "Company"), and __CoroWare, Inc.__ (the "Contributor").

Introduction

The Company has agreed to issue up to one hundred two thousand (102,000) Common Units of limited liability interests of the Company (the "Units"), at a price of US$1.00 per Unit (the "Offering"), subject to increase in the Company’s discretion.

For and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

1.	Assets. Subject to the terms and conditions of this Agreement, Contributor hereby sells, contributes and transfers to the Company, and the Company hereby purchases from Contributor, all right, title and interest in and to the assets set forth on Schedule I hereto (“Assets”), free and clear of all liens and encumbrances.
2.	Share Consideration. In consideration for Contributor’s contribution, transfer and delivery of the Assets to the Company pursuant to the terms of this Agreement, the Company shall issue to the Contributor _52,000_______________ of the Company’s Common Units.
3.	No Assumed Liabilities. The Company assumes no liabilities of the Contributor whether related to the Assets or otherwise.
4.	Representations and Warranties of Company. The Company represents and warrants to Contributor as follows:
(a)	Organization and Qualification. The Company is a limited liability company duly organized and validly existing under the laws of the State of North Carolina, with full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
(b)	Authorization of Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of the Company, and the Company has the full legal right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. No further authorization is required on the part of the Company to consummate the transactions contemplated hereby.
(c)	Capitalization. Prior to the transactions contemplated by this Agreement, the Company has no units of limited liability interests outstanding.
5.	Representations, Warranties and Covenants of Contributor. Contributor represents and warrants to the Company as follows:
(a)	The Contributor has the full legal right, power and authority to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby. No further authorization is necessary on the part of Contributor to consummate the transactions contemplated hereby.
(c)	(b) The Contributor is an "accredited investor" as such term is defined in Rule 501 of Regulation D ("Regulation D") promulgated under the Securities Act of 1933, as amended (the "Act"), and recognizes the highly speculative nature of this investment and the Contributor is able to bear the economic risk of an investment in the Units.
(d)	(c) The Contributor has prior investment experience, including investment in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company and evaluate the merits and risks of such an investment on the Contributor's behalf.
(e)	(d) The Contributor acknowledges that all documents, records and books pertaining to the Company or its acceptance of the Units which the Contributor has requested, including the LLC Agreement, have been made available for inspection by the Contributor and the Contributor's attorney, accountant, or adviser(s).
(f)	(e) The Contributor and/or the Contributor's advisor(s) has/have had a reasonable opportunity to ask questions of, and receive answers from, a person or persons acting on behalf of the Company concerning the Units and all such questions have been answered to the full satisfaction of the Contributor.
(g)	(f) If the Contributor is a natural person, the Contributor has reached the age of majority in the jurisdiction in which the Contributor resides, has adequate means of providing for the Contributor's current financial needs and contingencies, is able to bear the substantial economic risks of an investment in the Units for an indefinite period of time, has no need for liquidity in such investment and, at the present time, could afford a complete loss of such investment.
1.	(g) If the Contributor is not a natural person, the person signing this Agreement on behalf of the Contributor has been duly authorized by the Contributor to execute this Agreement on behalf of the Contributor, and further, the Contributor has all requisite power and authority to purchase the Units and to enter into this Agreement.
(h)	(h) The Contributor acknowledges that the Units have not been registered under the Act or any other applicable federal or state securities laws. The Contributor will not sell or otherwise transfer the Units, without registration under the Act, or other applicable federal or state securities laws, or complying with exemptions therefrom, such compliance, at the option of the Company, to be evidenced by an opinion of counsel to the Contributor in form and substance acceptable to the Company that no violation of the Act or such other applicable federal or state securities laws would result from such sale or transfer. The Contributor represents that he or it is purchasing the Units for the Contributor's own account, for investment purposes only, and not with a view to resale or distribution. The Contributor has not offered or sold any portion of the Units being acquired nor does the Contributor have any present intention of dividing such Units with others or of selling, distributing, or otherwise disposing of any portion of such Units, either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance in violation of the Act or other applicable federal state securities laws. The Contributor acknowledges that the Company has no obligation to register the Units.
(i)	(i) The Contributor recognizes that an investment in the Units involves substantial risks, including loss of the entire amount of such investment and the Contributor has taken full cognizance of, and understands all of, the risks related to the purchase of the Units.
(j)	(j) The Contributor acknowledges that if any certificates representing Units or any other securities of the Company are issued, they shall be stamped or otherwise imprinted with a legend substantially in the following form and that the Company may refuse to transfer on its books or may issue stop transfer instructions to the transfer agent of such securities unless the provisions of such legend have been complied with:

"THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER APPLICABLE FEDERAL OR STATE SECURITIES LAWS AND INSTEAD ARE BEING ISSUED PURSUANT TO EXEMPTIONS CONTAINED IN SAID LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (2) SUCH SECURITIES ARE TRANSFERRED PURSUANT TO RULE 144, OR ANY SUCCESSOR RULE, UNDER SUCH ACT AND/OR (3) THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT NO VIOLATION OF SUCH ACT OR SIMILAR FEDERAL OR STATE ACTS WILL RESULT FROM SUCH TRANSFER. THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THE COMPANY’S LIMITED LIABILITY COMPANY OPERATING AGREEMENT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG THE ISSUER AND THE MEMBERS OF THE COMPANY IDENTIFIED THEREIN, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER. A COPY OF THIS AGREEMENT IS ON FILE WITH THE ISSUER AND IS AVAILABLE UPON REQUEST OF THE HOLDER OF THIS CERTIFICATE."

(k)	(k) The Contributor shall indemnify and hold harmless the Company and any of its officers, managers or members, who or which is or may be a party to, or is or may be threatened to be made a party to, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, to the extent resulting from any actual or alleged misrepresentation or misstatement of facts, or omission to represent or state facts, made or alleged to have been made by the Contributor to the Company (or any of its agents or representatives) or omitted, or alleged to have been omitted, by the Contributor, concerning the Contributor or the Contributor's authority to invest or financial position in connection with the Offering, against losses, liabilities and expenses for which the Company or any of its officers, managers or members has not otherwise been reimbursed (including reasonable attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the Company or such officer, manager or member in connection with such action, suit or proceeding.
(l)	The Contributor holds all right title and interest in and to the Assets free and clear of all encumbrances, including the right to transfer title to the Assets to the Company in accordance with the terms of this Agreement.
6.	Miscellaneous.
(a)	Effect of Headings. The section headings used in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such sections.
(b)	Entire Agreement; Waivers. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to any other party except as set forth in this Agreement. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
(c)	Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each one of which will be an original and all of which will constitute one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
(d)	Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

(e)	Amendments and Modifications. No amendment or modification of this Agreement shall be valid unless made in writing and signed by the party to be charged therewith.
(f)	Non-assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of the other party.
(l)	(g) Governing Law. As to any disputes between the parties hereto, this Agreement will be governed by and interpreted in accordance with the laws of the State of North Carolina, without giving effect to the conflict of laws principles thereof. The exclusive jurisdiction for any action relating to this Agreement shall be a federal or state court in the State of North Carolina, and the parties consent to such jurisdiction and waive and agree not to plead or claim that any such action or proceeding has been brought in an inconvenient forum.

(m) [remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

October 3, 2012 By: Name: Lloyd Spencer Title: President and CEO
ARICON, LLC a North Carolina limited liability company By: Name: Lucas Snyder Title: Managing Partner

Schedule I

Contributed Assets

Name	Address	Form of Capital Contribution	Common Units	Total Units
CoroWare	1410 Market Street Suite 200 Kirkland, WA 98033	Cash	10,000	10,000
CoroWare	1410 Market Street Suite 200 Kirkland, WA 98033	Mobile Robot for Prototyping	4,000	4,000
CoroWare	1410 Market Street Suite 200 Kirkland, WA 98033	Shares of CoroWare Restricted Common Stock	38,000	38,000
Total			52,000	52,000

Asset Contribution Agreement (“Agreement”), dated as of September _21__, 2012, between ARICON, LLC, a North Carolina limited liability company with its principal offices at 150 Fayetteville Street, Box 1011, Raleigh, NC 27601____________________ (the "Company"), and __Lucas Snyder______________________ (the "Contributor").

Introduction

The Company has agreed to issue up to one hundred two thousand (102,000) Common Units of limited liability interests of the Company (the "Units"), at a price of US$1.00 per Unit (the "Offering"), subject to increase in the Company’s discretion.

For and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

5.	Assets. Subject to the terms and conditions of this Agreement, Contributor hereby sells, contributes and transfers to the Company, and the Company hereby purchases from Contributor, all right, title and interest in and to the assets set forth on Schedule I hereto (“Assets”), free and clear of all liens and encumbrances.
6.	Share Consideration. In consideration for Contributor’s contribution, transfer and delivery of the Assets to the Company pursuant to the terms of this Agreement, the Company shall issue to the Contributor 50,000 of the Company’s Common Units.
7.	No Assumed Liabilities. The Company assumes no liabilities of the Contributor whether related to the Assets or otherwise.
8.	Representations and Warranties of Company. The Company represents and warrants to Contributor as follows:
(a)	Organization and Qualification. The Company is a limited liability company duly organized and validly existing under the laws of the State of North Carolina, with full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
(b)	Authorization of Agreement. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by the Board of Directors of the Company, and the Company has the full legal right, power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. No further authorization is required on the part of the Company to consummate the transactions contemplated hereby.
(c)	Capitalization. Prior to the transactions contemplated by this Agreement, the Company has no units of limited liability interests outstanding.
5.	Representations, Warranties and Covenants of Contributor. Contributor represents and warrants to the Company as follows:
(a)	The Contributor has the full legal right, power and authority to execute and deliver this Agreement, to perform his obligations hereunder, and to consummate the transactions contemplated hereby. No further authorization is necessary on the part of Contributor to consummate the transactions contemplated hereby.
(n)	(b) The Contributor is an "accredited investor" as such term is defined in Rule 501 of Regulation D ("Regulation D") promulgated under the Securities Act of 1933, as amended (the "Act"), and recognizes the highly speculative nature of this investment and the Contributor is able to bear the economic risk of an investment in the Units.
(o)	(c) The Contributor has prior investment experience, including investment in non-listed and non-registered securities, or has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company and evaluate the merits and risks of such an investment on the Contributor's behalf.
(p)	(d) The Contributor acknowledges that all documents, records and books pertaining to the Company or its acceptance of the Units which the Contributor has requested, including the LLC Agreement, have been made available for inspection by the Contributor and the Contributor's attorney, accountant, or adviser(s).
(q)	(e) The Contributor and/or the Contributor's advisor(s) has/have had a reasonable opportunity to ask questions of, and receive answers from, a person or persons acting on behalf of the Company concerning the Units and all such questions have been answered to the full satisfaction of the Contributor.
(r)	(f) If the Contributor is a natural person, the Contributor has reached the age of majority in the jurisdiction in which the Contributor resides, has adequate means of providing for the Contributor's current financial needs and contingencies, is able to bear the substantial economic risks of an investment in the Units for an indefinite period of time, has no need for liquidity in such investment and, at the present time, could afford a complete loss of such investment.
1.	(g) If the Contributor is not a natural person, the person signing this Agreement on behalf of the Contributor has been duly authorized by the Contributor to execute this Agreement on behalf of the Contributor, and further, the Contributor has all requisite power and authority to purchase the Units and to enter into this Agreement.
(s)	(h) The Contributor acknowledges that the Units have not been registered under the Act or any other applicable federal or state securities laws. The Contributor will not sell or otherwise transfer the Units, without registration under the Act, or other applicable federal or state securities laws, or complying with exemptions therefrom, such compliance, at the option of the Company, to be evidenced by an opinion of counsel to the Contributor in form and substance acceptable to the Company that no violation of the Act or such other applicable federal or state securities laws would result from such sale or transfer. The Contributor represents that he or it is purchasing the Units for the Contributor's own account, for investment purposes only, and not with a view to resale or distribution. The Contributor has not offered or sold any portion of the Units being acquired nor does the Contributor have any present intention of dividing such Units with others or of selling, distributing, or otherwise disposing of any portion of such Units, either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance in violation of the Act or other applicable federal state securities laws. The Contributor acknowledges that the Company has no obligation to register the Units.
(t)	(i) The Contributor recognizes that an investment in the Units involves substantial risks, including loss of the entire amount of such investment and the Contributor has taken full cognizance of, and understands all of, the risks related to the purchase of the Units.
(u)	(j) The Contributor acknowledges that if any certificates representing Units or any other securities of the Company are issued, they shall be stamped or otherwise imprinted with a legend substantially in the following form and that the Company may refuse to transfer on its books or may issue stop transfer instructions to the transfer agent of such securities unless the provisions of such legend have been complied with:

" THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER APPLICABLE FEDERAL OR STATE SECURITIES LAWS AND INSTEAD ARE BEING ISSUED PURSUANT TO EXEMPTIONS CONTAINED IN SAID LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (2) SUCH SECURITIES ARE TRANSFERRED PURSUANT TO RULE 144, OR ANY SUCCESSOR RULE, UNDER SUCH ACT AND/OR (3) THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT NO VIOLATION OF SUCH ACT OR SIMILAR FEDERAL OR STATE ACTS WILL RESULT FROM SUCH TRANSFER. THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THE COMPANY’S LIMITED LIABILITY COMPANY OPERATING AGREEMENT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG THE ISSUER AND THE MEMBERS OF THE COMPANY IDENTIFIED THEREIN, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER. A COPY OF THIS AGREEMENT IS ON FILE WITH THE ISSUER AND IS AVAILABLE UPON REQUEST OF THE HOLDER OF THIS CERTIFICATE."

(v)	(k) The Contributor shall indemnify and hold harmless the Company and any of its officers, managers or members, who or which is or may be a party to, or is or may be threatened to be made a party to, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, to the extent resulting from any actual or alleged misrepresentation or misstatement of facts, or omission to represent or state facts, made or alleged to have been made by the Contributor to the Company (or any of its agents or representatives) or omitted, or alleged to have been omitted, by the Contributor, concerning the Contributor or the Contributor's authority to invest or financial position in connection with the Offering, against losses, liabilities and expenses for which the Company or any of its officers, managers or members has not otherwise been reimbursed (including reasonable attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the Company or such officer, manager or member in connection with such action, suit or proceeding.
(l)	The Contributor holds all right title and interest in and to the Assets free and clear of all encumbrances, including the right to transfer title to the Assets to the Company in accordance with the terms of this Agreement.

6. Miscellaneous.

(a)	Effect of Headings. The section headings used in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof or of the information set forth in such sections.
(b)	Entire Agreement; Waivers. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof, and supersedes all prior agreements or understandings as to such subject matter. No party hereto has made any representation or warranty or given any covenant to any other party except as set forth in this Agreement. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.
(c)	Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each one of which will be an original and all of which will constitute one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.
(d)	Parties in Interest. Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligations or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

(e)	Amendments and Modifications. No amendment or modification of this Agreement shall be valid unless made in writing and signed by the party to be charged therewith.
(f)	Non-assignability; Binding Effect. Neither this Agreement, nor any of the rights or obligations of the parties hereunder, shall be assignable by any party hereto without the prior written consent of the other party.
(w)	(g) Governing Law. As to any disputes between the parties hereto, this Agreement will be governed by and interpreted in accordance with the laws of the State of North Carolina, without giving effect to the conflict of laws principles thereof. The exclusive jurisdiction for any action relating to this Agreement shall be a federal or state court in the State of North Carolina, and the parties consent to such jurisdiction and waive and agree not to plead or claim that any such action or proceeding has been brought in an inconvenient forum.
(x)	[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first set forth above.

October 3, 2012 By: Name: Lucas Snyder Title: Owner
ARICON, LLC a North Carolina limited liability company By: Name: Lloyd Spencer Title: Managing Partner

Schedule I

Contributed Assets

Name	Address	Form of Capital Contribution	Common Units	Total Units
Lucas Snyder	10823 Hampton Mill Terr. Apt. #350 Rockville, MD 20852	Cash	50,000	50,000
Total			50,000	50,000

EXHIBIT C

Subscription Agreement (“Agreement”), dated as of _______________, between ARICON LLC, a North Carolina limited liability company with its principal offices at _150 Fayetteville Street, Box 1011, Raleigh, NC 27601____________________ (the "Company"), and the investors set forth on the signature pages attached hereto (the "Investors").

Introduction

The Company has agreed to issue up to ninety one thousand (91,000) Common Units of limited liability interests of the Company (the "Units"), at a price of US$1.00 per Unit (the "Offering"), subject to increase in the Company’s discretion.

For and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree as follows:

ARTICLE XII
Subscription for Units

Subscription.

The Investors, intending to be legally bound, hereby subscribe for and agree to purchase the number of Units set forth upon the respective signature page hereof, at a purchase price of US$1.00 per Unit, on the terms and conditions described herein, and the Company agrees to sell such Units to the Investors upon such terms and conditions.

Purchase.

(a)	Each Investor hereby tenders a check made payable to the order of ARICON, LLC or has effected a wire transfer in the amount set forth on the signature page hereto.
(b)	Each Investor hereby tenders and transfers to the Company the assets described in the Asset Contribution Agreement of even date executed by each Investor and which equal the amount set forth on the signature page hereto.
(c)	Each Investor agrees to become a party to the Company’s Operating Agreement (“LLC Agreement”), the terms of which shall govern the Investors’ ownership of the Units.
(d)	All subscriptions for Units are irrevocable when delivered, subject to acceptance by the Company and certain other conditions described in this Agreement. The Company has the right to accept or reject any subscription, in whole or in part. Funds relating to all subscriptions rejected by the Company shall be returned promptly to the applicable subscriber, without interest and without any deduction.
(e)	The Company may authorize, in its sole discretion, the sale and issuance of additional Units. Further, the Company may sell, at any time and from time to time, additional Units pursuant to this Agreement or otherwise.

ARTICLE XIII
Representations. Warranties and covenants

Investor Representations, Warranties and Covenants.

Each Investor hereby acknowledges, represents, warrants or covenants, as the case may be, to the Company as follows:

(a)	The Investor is an "accredited investor" as such term is defined in Rule 501 of Regulation D ("Regulation D") promulgated under the Securities Act of 1933, as amended (the "Act"). The Investor recognizes the highly speculative nature of this investment and the Investor is able to bear the economic risk of an investment in the Units.
(b)	The Investor has prior investment experience, including investment in non-listed and non-registered securities, or the Investor has employed the services of an investment advisor, attorney or accountant to read all of the documents furnished or made available by the Company to the Investor and to evaluate the merits and risks of such an investment on the Investor's behalf.
(c)	The Investor is familiar with, and understands, the terms of the Offering. The Investor is not relying on the Company or any of its agents or representatives, or on any written material furnished to the Investor in making his or its decision to invest in the Units, except as provided in Section 2.1(d). The Investor has carefully considered, and has, to the extent the Investor believes such discussion necessary, discussed with the Investor's professional legal, tax, accounting and financial advisors, the suitability of an investment in the Units for the Investor's particular tax and financial situation and has determined that the Units being subscribed for are a suitable investment for the Investor.
(d)	The Investor acknowledges that all documents, records and books pertaining to this investment which the Investor has requested, including the LLC Agreement, have been made available for inspection by the Investor and the Investor's attorney, accountant, or adviser(s).
(e)	The Investor and/or the Investor's advisor(s) has/have had a reasonable opportunity to ask questions of, and receive answers from, a person or persons acting on behalf of the Company concerning the Units and all such questions have been answered to the full satisfaction of the Investor.
(f)	The Investor is not subscribing for Units as a result of, or subsequent to, any advertisement, article, notice, or other communication published in any newspaper, magazine or similar media or broadcast over television, radio or the internet.
(g)	The Investor has a pre-existing business relationship with the Company or one of its officers, directors, or controlling persons; or the Investor's professional advisors who are unaffiliated with, and who are not compensated by, the Company, directly or indirectly, can be reasonably assumed to have the business or financial experience and the capacity to protect the Investor's interests in connection with the Investor's investment in the Units.
(h)	1. If the Investor is a natural person, the Investor has reached the age of majority in the jurisdiction in which the Investor resides, has adequate means of providing for the Investor's current financial needs and contingencies, is able to bear the substantial economic risks of an investment in the Units for an indefinite period of time, has no need for liquidity in such investment and, at the present time, could afford a complete loss of such investment.
2.	If the Investor is not a natural person, the person signing this Agreement on behalf of the Investor has been duly authorized by the Investor to execute this Agreement on behalf of the Investor, and further, the Investor has all requisite power and authority to purchase the Units and to enter into this Agreement.
(i)	The Investor acknowledges that the Units have not been registered under the Act or any other applicable federal or state securities laws. The Investor will not sell or otherwise transfer the Units, without registration under the Act, or other applicable federal or state securities laws, or complying with exemptions therefrom, such compliance, at the option of the Company, to be evidenced by an opinion of counsel to the Investor in form and substance acceptable to the Company that no violation of the Act or such other applicable federal or state securities laws would result from such sale or transfer. The Investor represents that he or it is purchasing the Units for the Investor's own account, for investment purposes only, and not with a view to resale or distribution. The Investor has not offered or sold any portion of the Units being acquired nor does the Investor have any present intention of dividing such Units with others or of selling, distributing, or otherwise disposing of any portion of such Units, either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance in violation of the Act or other applicable federal state securities laws. The Investor acknowledges that the Company has no obligation to register the Units.
(j)	The Investor recognizes that an investment in the Units involves substantial risks, including loss of the entire amount of such investment and the Investor has taken full cognizance of, and understands all of, the risks related to the purchase of the Units.
(k)	The Investor acknowledges that if any certificates representing Units or any other securities of the Company are issued, they shall be stamped or otherwise imprinted with a legend substantially in the following form and that the Company may refuse to transfer on its books or may issue stop transfer instructions to the transfer agent of such securities unless the provisions of such legend have been complied with:
"	THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER APPLICABLE FEDERAL OR STATE SECURITIES LAWS AND INSTEAD ARE BEING ISSUED PURSUANT TO EXEMPTIONS CONTAINED IN SAID LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES SHALL BE EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (2) SUCH SECURITIES ARE TRANSFERRED PURSUANT TO RULE 144, OR ANY SUCCESSOR RULE, UNDER SUCH ACT AND/OR (3) THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT NO VIOLATION OF SUCH ACT OR SIMILAR FEDERAL OR STATE ACTS WILL RESULT FROM SUCH TRANSFER. THE SECURITIES EVIDENCED HEREBY ARE SUBJECT TO THE TERMS OF THE COMPANY’S LIMITED LIABILITY COMPANY OPERATING AGREEMENT, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, BY AND AMONG THE ISSUER AND THE MEMBERS OF THE COMPANY IDENTIFIED THEREIN, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER. A COPY OF THIS AGREEMENT IS ON FILE WITH THE ISSUER AND IS AVAILABLE UPON REQUEST OF THE HOLDER OF THIS CERTIFICATE."
(l)	The Investor acknowledges and agrees that he or it shall not be entitled to seek any remedies with respect to the Offering of the Units from any party other than the Company.
(m)	The Investor shall indemnify and hold harmless the Company and any of its officers, managers or members, who or which is or may be a party to, or is or may be threatened to be made a party to, any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, to the extent resulting from any actual or alleged misrepresentation or misstatement of facts, or omission to represent or state facts, made or alleged to have been made by the Investor to the Company (or any of its agents or representatives) or omitted, or alleged to have been omitted, by the Investor, concerning the Investor or the Investor's authority to invest or financial position in connection with the Offering, against losses, liabilities and expenses for which the Company or any of its officers, managers or members has not otherwise been reimbursed (including reasonable attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the Company or such officer, manager or member in connection with such action, suit or proceeding.
(n)	The Subscriber is, and at all times while it is Member of the Company will remain, in compliance with the USA Patriot Act of 2001, as amended.

Representations, Warranties and Covenants of the Company

The Company hereby acknowledges, represents and warrants to the Investors as to the Company, as follows:

(a)	The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full power and authority, and all necessary consents, authorizations, approvals, orders, licenses, certificates and permits of and from, and declarations and filings with all federal, state, local, foreign and other governmental authorities and all courts and other tribunals, to own, lease, license and use its properties and assets, and to carry on its business or proposed business as required, except where the failure to have obtained any of the foregoing would not have a material adverse effect on the business, property or financial condition of the Company. As of the date of the first sale of securities pursuant to this Offering (the "Initial Sale"), the Company shall be duly licensed and qualified to do business and be in good standing in every jurisdiction in which the ownership, leasing, licensing or use of property and assets or the conduct of its business or proposed business makes such qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on the business, property or financial condition of the Company.
(b)	All action on the part of the Company, its officers, managers and members necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder, and the authorization, issuance, sale and delivery of the Units has been taken or will be taken prior to the Initial Sale, and this Agreement constitutes the valid and legally binding obligations of the Company, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and by general equitable principles and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.
(c)	Capitalization. Immediately prior to the Initial Sale, there are no Units outstanding.
(d)	Litigation. There are no claims (contingent or otherwise) of any kind and there is no action, suit, proceeding or investigation pending against the Company or against any asset, interest or right of the Company or which questions the validity of this Agreement or the agreements delivered in connection herewith, or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby. The Company is not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.
(e)	Disclosure. Neither this Agreement, nor any other documents or certificates made or delivered in connection herewith or therewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances in which they were made.

ARTICLE XIV
Understandings

14.1.	Each Investor understands, acknowledges and agrees with the Company, as follows:
(a)	This subscription may be rejected, in whole or in part, by the Company, in its sole and absolute discretion, at any time prior to the return to the Investor of a signature page to this Agreement countersigned by the Company, notwithstanding prior receipt by the Investor of notice of acceptance of the Investor's subscription.
(b)	The Investor hereby acknowledges and agrees that except as set forth in paragraph (a) above and Section 1.2(c), the subscription hereunder is irrevocable by the Investor, that, except as required by law, the Investor is not entitled to cancel, terminate, or revoke this Agreement or any agreements of the Investor contemplated herein and that this Agreement and such other Agreements shall survive the death, disability or dissolution of the Investor and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns. If the Investor is more than one person or entity, the obligations of the Investor hereunder shall be joint and several and the agreements, representations, warranties and acknowledgments herein contained shall be deemed to be made by, and be binding upon, each such person and his or its heirs, executors, administrators, successors, legal representatives and permitted assigns.
(c)	No federal or state agency has made any finding or determination as to the fairness of the terms of the Offering for investment nor any recommendation or endorsement of the Units.
(d)	The Offering is intended to be exempt from registration under the Act by virtue of Section 4(2) of the Act and Rule 506 of Regulation D, which is in part dependent upon the truth, completeness, and accuracy of the statements made by the Investor herein.
(e)	It is understood that in order not to jeopardize the Offering's exempt status under Section 4(2) of the Act and Rule 506 of Regulation D, any transferee will, at a minimum, be required to fulfill the investor suitability requirements of this Offering.
(f)	The representations, warranties and agreements of the Investor contained herein and in any other writing delivered in connection with the transactions contemplated hereby, are complete and correct in all respects on the date hereof and shall be complete and correct on and as of the date of the issuance of the Units, as if made on and as of such date, and shall survive the execution and delivery of this Agreement and the purchase of the Units.

ARTICLE XV
Miscellaneous

15.1.	Except as set forth in Section 3.1(a), no provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment or waiver that applies to all Investors, by the Company and Investors holding a majority of a Units sold pursuant hereto, which amendment shall apply to all Investors, or, in the case of a waiver that applies to less than all the Investors, by the Investor(s) against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.
15.2.	Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered or sent by registered mail, return receipt requested, addressed: (i) if to the Company, at ARICON LLC, ____________________________________, Attention: ____________, with a copy to ____________________________________, Attention:________________________, or (ii) if to an Investor, at the address designated for correspondence set forth on the respective signature page attached hereto, or at such other address as may have been specified by written notice given in accordance with this Section 4.2.
15.3.	Failure of the Company to exercise any right or remedy under this Agreement, or delay by the Company in exercising such right or remedy, will not operate as a waiver thereof. No waiver by the Company will be effective unless and until it is in writing and signed by the Company.
15.4.	This Agreement shall be governed by, and enforced and construed in all respects in accordance with, the laws of the State of North Carolina, as such laws are applied by courts to agreements entered North Carolina into, and to be performed, in North Carolina by and between residents of New York, and shall be binding upon each Investor and such Investor's heirs, estate, legal representatives, successors and permitted assigns and shall inure to the benefit of the Company, its successors and its assigns. If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent of such invalidity or unenforceability and shall be deemed modified to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.
15.5.	This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.
15.6.	Except as provided in Section 2.1(m), this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
15.7.	The headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
15.8.	This Agreement and the rights and obligations hereunder shall not be assignable by the Company or the Investors without the prior written consent of the other party.

ARTICLE XVI
Execution of Agreement by Power of Attorney

EACH INVESTOR ACKNOWLEDGES THAT THE INVESTOR HAS SIGNED THIS AGREEMENT ON THE INVESTOR'S OWN BEHALF, AND NOT BY POWER OF ATTORNEY, OR, IN THE EVENT THAT THIS AGREEMENT HAS BEEN SIGNED ON THE INVESTOR'S BEHALF BY POWER OF ATTORNEY, THAT THE INVESTOR REPRESENTS THAT ATTACHED HERETO IS A TRUE AND COMPLETE COPY OF SUCH POWER OF ATTORNEY.

ARTICLE XVII
Notice To Investor

IN MAKING AN INVESTMENT DECISION, THE INVESTOR MUST RELY ON HIS OR ITS OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE UNITS AND THE TERMS OF THE OFFERING, INCLUDING, THE MERITS AND RISKS INVOLVED. THE UNITS HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS AGREEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE UNITS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD, EXCEPT AS PERMITTED UNDER THE ACT AND ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE INVESTOR SHOULD BE AWARE THAT HE OR IT MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

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In Witness Whereof, the parties have executed this Agreement as of the date first above written.

ARICON LLC

By:

Name:

Title: Member

Investor:

Aggregate Value of Units Subscribed For	Printed Name of Individual or Entity

Number of Units Subscribed For

Address:

Attention:

Telecopy:

If Investor is an Individual:

Signature of Individual

If Investor is not an Individual:

Signature of Authorized Signatory

Printed Name of Authorized Signatory

Title of Authorized Signatory

Investor’s SS# or EIN

Counterpart Signature Page to Subscription Agreement

The undersigned hereby agrees to become a party to that certain Subscription Agreement, dated as of September 21, 2012 (“Agreement”), by and among ARICON LLC (the “Company”), and those certain persons defined as “Investors” therein. From and after the undersigned’s execution and delivery, and the Company’s acceptance, of this Counterpart Signature Page, the undersigned shall be a party to the Agreement and shall be deemed an “Investor” for all purposes thereof.

PURCHASER

Name of Purchaser______

By:

Units Purchased: Address:

Date:

EXHIBIT D

CoroWare announces ARICOn Joint venture

ARICON, LLC to pursue automation and robotics in the construction industry

Kirkland, WA – September 27, 2012 – CoroWare, Inc. (OTCQB:COWI) announced today it has partnered with a private investor to launch a joint venture – ARiCON, LLC – that will develop and market mobile robot platforms, applications, and solutions for the construction industry.

The joint venture will initially be comprised of CoroWare, who will contribute mobile robotics development capabilities; and Lucas Snyder, a private investor who will contribute construction industry knowledge, expertise and customer relationships.

Since the 1960’s, the construction industry saw great advances through the development of Computer Aided Architectural Design (CAAD) products and services. Through its combined expertise in construction and robotics, ARiCON intends to address the growing need for Computer Aided Production (CAP) solutions, with its initial focus on the development of robotic layout systems.

“Computer Aided Architectural Design has been the construction industry’s best practice since the 1960s, said Lucas Snyder. “ARiCON’s initial product offering will bridge the void between design and production and usher in a new sustainable future for the construction industry.”

ARiCON plans to address this between design and production with a robotic layout system over the next six months, taking our product to market three months thereafter.”

“We are excited to announce a joint venture with an investor who has a passion for bringing new advances into the commercial construction industry,” said Lloyd Spencer, CEO of CoroWare. “Working together, we believe that ARiCON’s floor layout robotic solutions will help address the productivity and efficiency challenges faced by the construction industry.”

About ARICON, LLC

Headquartered in North Carolina, ARICON, LLC, is focused on the development and marketing of mobile robot platforms, applications, and solutions for the construction industry.

About CoroWare, Inc.

Headquartered in Kirkland, Washington, CoroWare is a solutions integrator with expertise in affordable and open mobile robotics; business class video conferencing; and operational business intelligence.  Since 2004, CoroWare has delivered mobile robotics consulting services, solutions, and products to customers worldwide in Europe, Asia, and the Americas.

CoroWare is recognized as an innovative mobile robotics solutions integrator in the research community because of its expertise in Robotic Operating System (ROS), robotics simulation, and application development. CoroWare's CoroBot product line has been shipped to over 86 corporate and academic researchers in over 24 countries worldwide.

In 2012, CoroWare was listed in the RBR50 list of robotics companies to watch by Robotics Business Review. http://www.roboticsbusinessreview.com/site/more_about_the_rbr50

For more information on CoroWare and its products and services, please visit www.coroware.com.

Safe Harbor Statement: This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act") (http://www.sec.gov/about/laws/sea34.pdf (Sec.21E p. 223). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this release. CoroWare takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties. The names of actual companies and products mentioned herein may be the trademarks of their respective owners.

The names of actual companies and products mentioned herein may be the trademarks of their respective owners. This press release is written using forward-looking statements pursuant to the Private Securities Litigation Reform Act of 1995:http://www.sec.gov/about/laws/sea34.pdf (Sec. 21E p. 223).

####

Investor Relations Contact:

Shanna Gerrard

CoroWare, Inc.

investor@coroware.com

(800) 641-2676, Option 4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: October 3, 2012	CoroWare, Inc.
	By	/s/ Llyod Spencer
Name: Llyod Spencer Title:Executive Officer